Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

COSMOS GROUP HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	22-3617931
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Rooms 1309-11, 13th Floor, Tai Yau Building
No. 181 Johnston Road
Wanchai, Hong Kong
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +852 3188 9363

Securities registered pursuant to Section 12(b) of the Act:

(Title of Class)	(Name of exchange on which registered)
n/a	n/a

Securities registered pursuant to section 12(g) of the Act:

(Title of Class)

Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act  ☐

FORM 10

COSMOS GROUP HOLDINGS INC.

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SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this registration statement may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed under the captions “Risk Factors,” and elsewhere in this registration statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about our:

•	expectations for increases or decreases in expenses;
•	expectations for incurring capital expenditures to expand our products and services or our geographical reach;
•	expectations for generating revenue or becoming profitable on a sustained basis;
•	expectations or ability to enter into marketing and other partnership agreements;
•	our ability to compete against other companies;
•	our ability to attract and retain key personnel;
•	estimates of the sufficiency of our existing cash and cash equivalents to finance our operating requirements;
•	the volatility of our stock price;
•	expected losses; and
•	expectations for future capital requirements.

The forward-looking statements contained in this registration statement reflect our views and assumptions as of the effective date of this registration statement. Except as required by law, we assume no responsibility for updating any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

References in this registration statement to the “Company,” “COSG,” “we,” “us” and “our” refer to Cosmos Group Holdings Inc., a Nevada company.

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Item 1:	Business

OVERVIEW

We are a specialty commercial logistic company that provides timely and reliable logistics and delivery services to commercial clients located in Hong Kong. We offer service to the cable supply industry in Hong Kong, and expect to provide small parcel delivery service in cities near Shanghai in the near future. We conduct our business operations through Lee Tat Transportation Int’l Limited, our wholly owned Hong Kong subsidiary (“Lee Tat”). Lee Tat was organized as a private limited liability company on August 11, 2014, in Hong Kong. We acquired Lee Tat on May 12, 2017. Our corporate organization chart is below.

We reported a net income of $19,166 and $37,366 for the years ended December 31, 2016 and 2015, respectively. We had current assets of $47,863 and current liabilities of $75,130 as of December 31, 2016. As of December 31, 2015, our current assets and current liabilities were $46,541 and $94,771, respectively. Our auditors have prepared our financial statements for the years ended December 31, 2016 and 2015 assuming that we will continue as a going concern. Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders. Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions and short-term and long-term debts.

We are organized under the laws of the State of Nevada as a holding company that conducts its business through a number of subsidiaries organized under the laws of foreign jurisdictions such as Hong Kong and the British Virgin Islands. This may have an adverse impact on the ability of U.S. investors to enforce a judgment obtained in U.S. Courts against these entities, or to effect service of process on the officers and directors managing the foreign subsidiaries.

History

We were incorporated in the state of Nevada on August 14, 1987, under the name Shur De Cor, Inc. and engaged in developing certain mining claims. In April 1999, Shur De Cor merged with Interactive Marketing Technology, a New Jersey corporation that was engaged in the business of developing and direct marketing of consumer products. As the surviving company, Shur De Cor changed its name to Interactive Marketing Techology, Inc. Shur De Cor's then management resigned and the management of Interactive New Jersey became the Company’s management. The prior management of Shur De Cor retained Shur De Cor’s business and assets. After that acquisition, the Company, through a wholly owned subsidiary, IMT's Plumber, Inc., produced, marketed, and sold a licensed product called the Plumber's Secret, which was discontinued in fiscal 2001. In May 2002, the Company ceased to actively pursue its product development and marketing business and actively sought to either acquire a third party, merge with a third party or pursue a joint venture with a third party in order to re-enter its former business of development and direct marketing of proprietary consumer products in the United States and worldwide.

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On November 17, 2004, the Company acquired MPL, a company organized under the laws of the British Virgin Islands, and its subsidiaries in accordance with the terms of a Share Exchange Agreement executed by the parties (the “2004 Agreement”). In connection with the acquisition, the Company issued an aggregate of 109,623,006 shares of its common stock to Imperial International Limited, a company incorporated under the laws of the British Virgin Islands (“Imperial”), the sole shareholder of MPL, in exchange for 100% of the issued and outstanding shares of MPL capital stock (the "2004 Share Exchange"). Upon completion of the share exchange, MPL became the Company's wholly owned subsidiary and the Company’s former owner transferred control of the Company to Imperial. The Company relied on Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"), in regard to the shares that we issued pursuant to the 2004 Share Exchange. The Company treated this transaction as a qualified "business combination" as defined by Rule 501(d). The Company relied on the exemption from registration pursuant to Section 4(2) of, and or Regulation D promulgated under, the Act in issuing the Company’s securities.

In connection with the 2004 Share Exchange, the Company: (i) changed its name from Interactive Marketing Technology, Inc. to China Artists Agency, Inc. ("China Artists"); (ii) obtained a new stock symbol, "CAAY", and CUSIP Number, effective on December 21, 2004; (iii) increased its authorized common stock to 200,000,000 shares; (iv) effectuated a 1 for 1.69 reverse stock split; and (v) spun off the Company’s existing business into a separate public company, All Star Marketing, Inc., a Nevada corporation ("All Star"). All Star was formed as a wholly owned subsidiary of the Company. The Spin-off was satisfied by means of a pro-rata share dividend to the Company's shareholders of record as of December 10, 2004. The purpose of the Spin-Off was to allow the subsidiary to operate as a separate public company and raise working capital through the sale of its own equity. This allowed the Company’s management to focus on its business, while at the same time, allowing the spun-off company to have greater exposure by trading as an independent public company. Additionally, the shareholders and the market would then more easily identify the results and performance of the Company as a separate entity from that of All Star. In August 2005, the Company changed its name to China Entertainment Group, Inc. and, effective August 9, 2005, obtained a new stock symbol "CGRP", and CUSIP Number.

Because the Company failed to generate revenues in its new business, prior management commenced litigation in the Superior Court for Los Angeles County California which action was removed to the United States District Court for the Central District of California Case No. CV07-1068 GHK. On January 30, 2008, the parties entered into a Settlement Agreement and Conditional Release (the “Settlement Agreement”), pursuant to which, among other things, the Company’s former management reacquired control of the Company and all assets related to the Chinese entertainment business were transferred out of the Company. The Company, under its former management, once again entered the business of locating products to develop and mass market. These efforts did not prove fruitful and the Company, while continuing its product development business, also began to seek another business to acquire.

Effective July 22, 2010, the Company merged with Safe and Secure TV Channel, LLC, a Delaware limited liability company (the “Merger”). In connection with the Merger, the management of the Company resigned and was replaced by the management and principals of Safe and Secure TV Channel, LLC. The holders of interests in Safe and Secure TV Channel, LLC exchanged their interests for approximately 50.2% of the issued and outstanding stock of the Company. In September 2010, the Company effectuated a 9.85 for one stock split to shareholders of record as of August 23, 2010. After the Merger, the Company became a television network and multimedia information and distribution company focused on serving the homeland security and emergency preparedness industry.

On February 15, 2016, the Company sold to Asia Cosmos Group Limited, a private limited liability company incorporated under the laws of British Virgin Islands (“ACOSG”), 10,000,000 shares of its common stock at a per share price of $0.027. ACOSG’s sole shareholder is Miky Wan. The Company relied on the exemption from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Act in selling the Company’s securities to ACOSG.

In connection with the private placement to ACOSG, a change of control occurred and Bryan Glass resigned from his position as President, Secretary, Treasurer and Chairman of the Company. Miky Wan was appointed to serve as Chief Executive Officer, Chief Operating Officer, President and Director, effective February 19, 2016. Peter Tong, our Chief Financial Officer, Secretary and director continued in his positions with the Company. Calvin K.W. Lai, Anthony H.H. Chan, Jenher Jeng, Alice K.M. Tang, Connie Y.M. Kwok were appointed to serve on our Board of Directors effective February 19, 2016. Effective February 26, 2016, the Company changed its name to Cosmos Group Holdings Inc. and filed a Certificate of Amendment to such effect with the Nevada Secretary of State. The name change and the related stock symbol change to “COSG” were approved by the Financial Industry Regulatory Authority on March 31, 2016. The Company also increased the number of its authorized common stock, par value $0.001, from 90,000,0000 shares to 500,000,000 and its preferred stock, par value $0.001, from 10,000,000 to 30,000,000 shares. After the private placement, the Company shifted its business plan to focus on acquiring undervalued companies including those in the Greater China region.

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On September 27, 2016, Peter Tong and Calvin Lai resigned from all of their positions with the Company. Connie Y.M. Kwok was appointed to serve as the Secretary and Miky Wan, our Chief Executive Officer, was appointed to serve as the interim Chief Financial Officer.

On January 13, 2017, the Company sold 200,000,000 shares of its common stock to ACOSG at a per share price of $0.001 per share for aggregate consideration of US $200,000. The Company relied on the exemption from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Act in selling the Company’s securities to ACOSG.

Acquisition of Lee Tat, Our Logistics Business

On May 12, 2017, we acquired all of the issued and outstanding shares of Lee Tat from Mr. Koon Wing CHEUNG, Lee Tat’s sole shareholder, in exchange for 219,222,938 shares of our issued and outstanding common stock. In connection with the Lee Tat acquisition, Miky Wan resigned from her positions as Chief Executive Officer and Chief Operating Officer and Koon Wing CHEUNG and Yongwei HU were appointed to serve as our Chief Executive Officer and Chief Operating Officer, respectively, and also as our directors. In addition, Anthony H.H. CHAN and Alice K. M. TANG resigned from their positions as directors, and Zhigang LIAO and Weiming CHEN were appointed to fill the vacancies created by their resignations. The Company relied on the exemption from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Act in selling the Company’s securities to the shareholders of Lee Tat.

Market Overview

According to the 2016 Report on logistic and e-commerce by iResearch Consulting Company, China is the world's largest express delivery market, with total parcel volume of 20.7 billion in 2015, approximately 1.5 times the total parcel volume of the United States,. The logistics industry in China is at an earlier stage of development compared to the United States, and the majority of players focus on one particular logistics sub-segment, such as express delivery, or a limited number of logistics service categories.

The express delivery market is in turn driven by China's fast growing e-commerce market, which has created a strong demand for reliable and express delivery services. China's total retail e-commerce Gross Merchandise Value (GMV), which represented 12.6% of the total retail consumption in 2015, reached US$609 billion in 2015 and is expected to increase to US$1,465 billion in 2020, representing a compounded annual growth rate (CAGR) of 19%, according to the iResearch Report. Some leading Chinese e-commerce platforms, such as Alibaba and JD.com, have completed millions of online sale and purchase transactions. In addition, "micro-merchants" who promote and sell their merchandise on social networking and other mobile platforms have also become an emerging key growth driver of the express delivery industry in China.

According to the iResearch Report, China's express delivery service providers generally fall into the following two major categories:

A.       "Network partner" model.

A majority of China's private domestic express delivery service providers operate under the "network partner" model, which is a subcontracting business model. The top four domestic express delivery companies that operate under this model, namely ZTO Express, STO Express, YTO Express and Yunda Express, are commonly referred to as the "Tongda Operators". Market shares of these four companies in 2015 in terms of parcel volume were 14.3%, 12.4%, 14.7% and 10.5%, respectively, according to the iResearch Report. These players typically operate a logistics network by focusing on the build-out and operations of the core sorting hubs and line-haul transportation assets while relying on network partners to carry out pickup and last-mile deliveries. As a result of these unique characteristics, the Tongda Operators have the ability to rapidly scale up and expand their networks to meet the demands from the fast-growing e-commerce industry while limiting their capital expenditures.

B.       "Direct" model.

EMS (a subsidiary of China Post) and SF Express are examples of Chinese express delivery operators that have adopted the "direct" model. Under this model, operators offer a spot to spot delivery service by its own operation team. Market shares of EMS and SF Express in 2015 in terms of parcel volume were 6.2% and 8.2%, respectively, according to the iResearch Report.

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We believe the network partner model is best suited to support the enormous growth of the e-commerce industry in China. This model enables the express delivery companies to serve a fragmented merchant and consumer base and seasonal demand of the e-commerce industry.

In addition to robust economic and e-commerce growth, the growth of China’s express delivery companies is supported by favorable government policies that stimulate infrastructure development in rural areas which allows for increased penetration of express delivery services. We believe that the express delivery industry will also have new growth opportunities in the cross-border e-commerce market as well as adjacent logistics markets including less-than-truckload business.

Our Business

Lee Tat Transportation Int’l Limited was originally formed as a sole proprietorship in August 11, 1995, and was incorporated on August 11, 2014. Prior to our acquisition, Lee Tat was wholly owned by Koon Wing CHEUNG, its Chief Executive Officer and Chief Financial Officer. Lee Tat initially provided express delivery for commercial clients, delivering small goods to factories and offices in Hong Kong. In 2016, Lee Tat’s conducted its business solely in Hong Kong.

In 2005 in response to the relocation of many local factories to mainland China, we began to focus on providing express delivery and logistic services to local cable and data equipment suppliers, delivering goods to their customers such as construction companies. Hong Kong is a well-developed city with respect to wireless and telecom communication. Because the useful life of cable is 5-10 years and data equipment is 3 years, there is a high demand for equipment replacement. As most of the repairing work happens in night-time, many small and medium cable suppliers outsource to logistic companies to deliver their products to their customers. We currently serve up to 70% of cable suppliers and cable trading companies in Hong Kong and deliver cable wire material to different contracting sites.

We provide our delivery services through direct delivery (Direct Model) and through our network of subcontractors (Network Model) as well as other custom value-added logistics services. In Hong Kong, we direct deliver small goods and primarily work with six network business sub-contractors to find the most competitive partner to deliver our client’s cable products. The lifecycle of a typical delivery is briefly described below.

Work flow of a typical delivery

Step 1: Parcel Pickup.

Our courier team collects the parcel from the sender once it receives a delivery order. Unless the sender chooses pay-at-arrival service, our pickup team collects the delivery service fee from the sender at the time of pickup. The pickup team collects and sends the parcels to our centralized control sorting hub in Zuzhau twice per day. Typically, parcels that are picked up before 9 a.m. will be shipped to the hub on the same day. Through each waybill, we assign a unique tracking number and corresponding barcode to each parcel. The waybills, coupled with our automated systems, allow us to track the status of each individual parcel throughout the entire pickup, sorting and delivery process.

Step 2: Parcel Sorting and Transportation.

Upon receipt of parcels shipped from various pickup outlets within its coverage area, the sorting hub sorts, further packs and dispatches the parcels to the destination by the courier team. Barcodes on each waybill attached to the parcels are scanned as they go through each sorting and transportation gateway allowing us to track the progress of each parcel.

Step 3: Parcel Delivery.

Parcels are then delivered to the recipients by our network delivery team. Once the recipient signs on the waybill to confirm receipt, a full service cycle is completed and the settlement of delivery service fee promptly ensues on our network payment settlement system.

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Pricing determination

Pricing of our services is based on our operating costs, service requested, fees assessed by our network partners, market conditions and competition. We participate in a fee sharing arrangement in which the pickup and delivery outlets share the delivery service fees of each delivery order. When we deliver through our network partners, we allocate a portion of the services fees, or network transit fees, to our network partners for express delivery services. The fee typically consists of a fixed amount for a waybill attached to each parcel and a variable per parcel amount based on parcel weight and route. Historically, delivery service fees charged by our network partners have experienced declines due in part to market competition. Based on the market conditions and our cost base, we may evaluate and adjust our service pricing from time to time. The average revenue of a typical parcel delivery is US$102.

We leverage our subcontractor network to reduce costs and generate fees. Before initiating deliveries through our network partners, we are able to search through our system to compare and find the most competitive pricing for pick up and last mile deliveries. This arrangement allows us to control our per parcel costs. Because our network is transparent, our delivery subcontractors are able to directly connect with other member logistic service suppliers. When these third parties directly connect, we benefit through fee rebates provided by our network partner, Suzhou Hexie Yuantong Logistic Company Limited. We facilitate these connections by providing information and guidance on valuation of the transferred business with participation by both sides.

In light of the competitive nature of our market, we believe that our success will depend upon the reliability and quality of services provided and cost management. As a general matter, we strive to maintain high quality services and meet customer satisfaction. We believe that we have established systems and procedures to achieve service standardization and quality control over the services provided by us and our network partners. We constantly monitor and seek to improve on a series of key service quality indicators such as delivery delay rate, complaint rate and damaged parcel rate. Further, we believe that our focus on the cable and data equipment industry provides a competitive advantage that has enabled us to provide valued added services to better able to meet the specific needs of our customers.

Expansion into China

Effective May 1, 2017, and expiring April 30, 2022, we agreed to provide certain logistics and delivery services to Shanghai Yunda Cargo Company Limited (“Yunda”), in accordance with the terms of that certain Lee Tat Transportation Service Contract, of the Transportation Service Contract. Pursuant to the agreement, Yunda agrees to provide to us not less than RMB 12 million (US $1.76 million) of revenue from cargo business per year. We expect to provide cross-border delivery and logistics services in Shanghai and nearby cities pursuant to the terms of the Transportation Service Contract.

The foregoing description of the Transportation Service Contract is qualified in its entirety by reference to the Transportation Service Contract, which is filed as Exhibit 10.1 to this Registration Statement and incorporated herein by reference.

We hope to begin the operations in China in or around June 2017. While we anticipate providing door-to-door cross-border and domestic logistics service for small goods deliveries, we expect to base our China business expansion primarily on the highly scalable network partner model. We believe that operating through a network partner model will best enable us to reach and serve fragmented and geographically dispersed merchants and consumers and support the expected growth of e-commerce businesses in China. We are in discussions with potential subcontract business partners or service providers and hope to engage approximately 64 subcontracting partner courier teams in 64 cities to work through a centralized transportation and sorting hub located in nearby Shanghai.

We believe that operational efficiency and cost management will be critical to the success of our express delivery business. Within our network of subcontractors, we will be able to compare and select the most competitive price for pickup and last-mile delivery services. This will allow us to lower our cost per parcel. Furthermore, relying on subcontractors will allow us to minimize fixed costs and capital requirements, consequently driving higher return on invested capital and equity.

Sales and Marketing. We expect to continue to focus on providing express delivery and logistic services to cable and data equipment suppliers in Hong Kong and mainland China. We anticipate focusing on business to business marketing, cold callings or attending local chamber of commerce events to obtain customers. In the near future, we expect to focus and consolidate our Hong Kong and Shanghai. We will sustain and consolidate the existing business in Hong Kong, the branch in Hong Kong will also support our Shanghai client (Yunda) and the Suzhou office for cross border logistic and delivery.

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Major Customers.

All of our major customers are located in Hong Kong. During the three months ended March 31, 2017, and 2016, the following customers accounted for 10% or more of our total net revenues:

	Three months ended March 31, 2017			March 31, 2017
Customer	Revenues	Percentage of revenues		Accounts receivable
Peaceman Cable Engineering Limited	$66,861	73%		$–
Polygon Cable Supplies Ltd	11,612	13%		–
Total:	$78,473	86%	Total:	$–

	Three months ended March 31, 2016			March 31, 2016
Customer	Revenues	Percentage of revenues		Accounts receivable
BBC Cable Engineering Co Limited	$52,527	55%		$18,569
Polygon Cable Supplies Ltd	17,347	18%		8,165
Hip Tung Cables Company Limited	14,658	15%		12,685
Total:	$84,532	88%	Total:	$39,419

During the twelve months ended December 31, 2016, and 2015, the following customers accounted for 10% or more of our total net revenues:

	Year ended December 31, 2016		December 31, 2016
	Revenues	Percentage of revenues	Accounts receivable
Peaceman Cable Engineering Limited	$172,971	52%	$32,777
Hip Tung Cables Company Limited	84,926	25%	–
TOTAL	257,897	77%	32,777

	Year ended December 31, 2015		December 31, 2015
	Revenues	Percentage of revenues	Accounts receivable
BBC Cable Engineering Limited	$199,087	65%	25,294
Polygon Cable Supplies Ltd	45,487	15%	7,653
TOTAL	244,574	80%	32,947

We have a delivery operations team in Hong Kong consisting of two trucks, two drivers, and six network partners that pick up stocks for us and complete the delivery process. Generally, we are not a party to any long-term agreements with our customers. From time to time, we may enter into long term contracts similar to the Transportation Service with major customers and subcontract the performance of the performance of the contract to corresponding network partner according to the price and area.

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Major Network Partners.

All of our major vendors are located in Hong Kong. For the three months ended March 31, 2017, one vendor, Tak Lee Transportation Company represented more than 10% of the Company’s operating costs. This vendor accounted for 18% of the Company’s operating costs amounting to $9,429 with $0 of accounts payable.

For the three months ended March 31, 2016, one vender Tak Lee Transportation Company represented more than 10% of the Company’s operating costs. This vendor accounted for 17% of the Company’s operating cost amounting to $10,645 with $0 of accounts payable.

For the year ended December 31, 2016, one vendor, Tak Lee Transportation Company represented more than 10% of the Company’s operating cost. This vendor accounted for 23% of the Company’s operating cost amounting to $26,862 with $0 of accounts payable.

For the year ended December 31, 2015, one vendor, Tak Lee Transportation Company represented more than 10% of the Company’s operating cost. This vendor accounted for 25% of the Company’s operating cost amounting to $30,773 with $0 of accounts payable.

Seasonality.

Our business is highly dependent upon the e-commerce industry in Hong Kong and China. In Hong Kong and China, we experience peak demand for our services during the double eleven festival and the Chinese New Year celebrations.

Insurance.

We maintain certain insurance in accordance customary industry practices in Hong Kong. Under Hong Kong law it is a requirement that all employers in the city must purchase Employee's Compensation Insurance to cover their liability in the event that their staff suffers an injury or illness during the normal course of their work. Lee Tat maintains Employee’s Compensation Insurance, vehicle insurance and third party risks insurance for the business purposes.

CORPORATE INFORMATION

Our principal executive and registered offices are located at Rooms 1309-11, 13th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong, telephone number +852 3188 9363. Our operations are based at 2/F and Roof, 52 Chan Uk Po, Sheung Shui, New Territories, Hong Kong. Our telephone number at the operational address is +852 2673 3760.

INTELLECTUAL PROPERTY AND PATENTS

We expect to rely on, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our brand and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

In addition, the laws of Hong Kong and the PRC may not protect our brand and services and intellectual property to the same extent as U.S. laws, if at all. We may be unable to fully protect our intellectual property rights in these countries.

We intend to seek the widest possible protection for significant product and process developments in our major markets through a combination of trade secrets, trademarks, copyrights and patents, if applicable. We anticipate that the form of protection will vary depending upon the level of protection afforded by the particular jurisdiction. We expect that our revenue will be derived principally from our operations in Hong Kong and China where intellectual property protection may be limited and difficult to enforce. In such instances, we may seek protection of our intellectual property through measures taken to increase the confidentiality of our findings.

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We intend to register trademarks as a means of protecting the brand names of our companies and products. We intend protect our trademarks against infringement and also seek to register design protection where appropriate.

We rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. We expect that, where applicable, we will require our employees to execute confidentiality agreements upon the commencement of employment with us. We expect these agreements to provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The agreements will also provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

COMPETITION

We operate in a highly competitive and fragmented industry that is sensitive to price and service. We compete with leading domestic express delivery companies including SF Express, STO Express, YTO Express, Yunda Express and EMS. We also compete with international logistics companies such as federal express and DHL. We may in the future compete against major e-commerce platforms, such as Alibaba and JD.com, if they elect to build or further develop in-house delivery capabilities to serve their logistics needs. Some of our current and prospective competitors have greater financial resources, broader product and service offerings, longer operating histories, larger customer base and greater brand recognition, or they are controlled or subsidized by foreign governments, which enable them to raise capital and enter into strategic relationships more easily. We believe that we compete on the basis of a number of factors, including business model, operational capabilities, pricing and service quality.

EMPLOYEES

Our Chief Executive Officer, Mr. Cheung, and one driver are the sole employees of the Company. In the next twelve months, we expect to engage approximately ten full time employees at our Suzhau logistic hub in China, and 2 full time administration staff in Hong Kong for an aggregate of 15 employees as set forth below:

Marketing operator	4
Logistic team	6
Administration Staff	5
Total	15

We are required to contribute to the MPF for all eligible employees in Hong Kong between the ages of eighteen and sixty five. We are required to contribute a specified percentage of the participant’s income based on their ages and wage level. For the years ended December 31, 2016 and 2015. For the years ended December 31, 2016 and 2015, the MPF contributions by us were $7,028 and $3,963, respectively. We have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.

GOVERNMENT AND INDUSTRY REGULATIONS

Our business is located in Hong Kong are subject to the laws and regulations of Hong Kong governing businesses concerning, in particular labor, occupational safety and health, contracts, tort and intellectual property. Furthermore, we need to comply with the rules and regulations of Hong Kong governing the data usage and regular terms of service applicable to our potential customers or clients. As the information of our potential customers or clients is preserved in Hong Kong, we need to comply with the Hong Kong Personal Data (Privacy) Ordinance.

The Employment Ordinance is the main piece of legislation governing conditions of employment in Hong Kong since 1968. It covers a comprehensive range of employment protection and benefits for employees, including Wage Protection, Rest Days, Holidays with Pay, Paid Annual Leave, Sickness Allowance, Maternity Protection, Statutory Paternity Leave, Severance Payment, Long Service Payment, Employment Protection, Termination of Employment Contract, Protection Against Anti-Union Discrimination. In addition, every employer must take out employees’ compensation insurance to protect the claims made by employees in respect of accidents occurred during the course of their employment.

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An employer must also comply with all legal obligations under the Mandatory Provident Fund Schemes Ordinance, (CAP485). These include enrolling all qualifying employees in MPF schemes and making MPF contributions for them. Except for exempt persons, employer should enroll both full-time and part-time employees who are at least 18 but under 65 years of age in an MPF scheme within the first 60 days of employment. The 60-day employment rule does not apply to casual employees in the construction and catering industries. Pursuant to the said Ordinance, we are required to make MPF contributions for our Hong Kong employees once every contribution period (generally the wage period within 1 month). Employers and employees are each required to make regular mandatory contributions of 5% of the employee’s relevant income to an MPF scheme, subject to the minimum and maximum relevant income levels. For a monthly-paid employee, the minimum and maximum relevant income levels are $7,100 and $30,000 respectively.

REPORTS TO SECURITY HOLDERS

Upon the effective date of this Registration Statement, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, will file current and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. From January 2000 to November 2008, our predecessors were reporting act companies that made filings with the Commission. Information that the Company publicly disclosed from September 2010 through February 2016, was made through the OTC Disclosure and News Service and are available on the OTC Markets Group’s website at www.otcmarkets.com. With respect to disclosures filed or furnished to the Commission, you may obtain copies of our prior and future reports from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 A.M. to 3 P.M. or on the SEC's website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We currently do not have an internet website, but will also make available free of charge electronic copies of our filings upon request.

Item 1A.	Risk Factors

The following information sets forth risk factors that could cause our actual results to differ materially from those contained in forward-looking statements we have made in this registration statement and those we may make from time to time. You should carefully consider the risks described below, in addition to the other information contained in this registration statement, before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. The risks and uncertainties described below are not the only ones we face. Additional risks not presently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks Related to Our Business and Industry

Our business and growth are highly dependent on the development of the cross border e-commerce industry in China.

We generate a significant portion of our parcel volume by serving end customers that conduct business on the various e-commerce platforms in China, and our end customers rely on our services to fulfill orders placed by their consumers on such platforms. Our existing business and future growth are highly dependent on the viability and prospects of the cross border e-commerce industry in China. Any uncertainties relating to the growth, profitability and regulatory regime of the cross border e-commerce industry in China could have a significant impact on us. The development of the cross e-commerce industry in China is affected by a number of factors, most of which are beyond our control. These factors include:

(1)	the growth of broadband and mobile internet penetration and usage in China;
(2)	the consumption power and disposable income of e-commerce consumers in China, as well as changes in demographics and consumer tastes and preferences;
(3)	the availability, reliability and security of e-commerce platforms;
(4)	the selection, price and popularity of products offered on e-commerce platforms;
(5)	the emergence of alternative channels or business models that better suit the needs of consumers in China;
(6)	the development of fulfillment, payment and other ancillary services associated with e-commerce; and
(7)	changes in laws and regulations, as well as government policies that govern the e-commerce industry in China.

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The e-commerce industry is highly sensitive to changes of macroeconomic conditions, and e-commerce spending tends to decline during recessionary periods. Many factors beyond our control, including inflation and deflation, fluctuation of currency exchange rate, volatility of stock and property markets, interest rates, tax rates and other government policies and changes in unemployment rates can adversely affect consumer confidence and spending behavior on e-commerce platforms, which could in turn materially and adversely affect our growth and profitability. In addition, unfavorable changes in domestic and international politics, including military conflicts, political turmoil and social instability, may also adversely affect consumer confidence and spending, which could in turn negatively impact our growth and profitability.

We have experienced, and may continue to experience, significant reliance on the e-commerce ecosystem.

Our business is significantly reliant on the cross border e-commerce ecosystem. Parcel volume generated from China to international border will keep expanding. Although we plan to expand and diversify our customer base to more cities in China, but we still expect to be reliant on that ecosystem for the foreseeable future. We may have to accommodate the demands and requirements from various players in the JD, Alibaba ecosystem, such as the adoption of digital waybills initiated by China Smart Logistics, or Cainiao, a central logistics information system and solutions provider affiliated with Alibaba. Such demands and requirements may increase the cost of our business, weaken our connection with our end customers, or even be disruptive to our existing business model

Our transportation business is impacted by the price and availability of fuel.

We must purchase large quantities of fuel to operate our vehicles, and the price and availability of fuel can be unpredictable and beyond our control. To date, we have been mostly successful in mitigating over time the expense impact of higher fuel costs through our indexed fuel surcharges, as the amount of the surcharges is closely linked to the market prices for fuel. If we are unable to maintain or increase our fuel surcharges because of competitive pricing pressures or some other reason, fuel costs could adversely impact our operating results. Additionally, if fuel prices rise sharply, even if we increase our fuel surcharge, we could experience a lag time in implementing the surcharge, which could adversely affect our short-term operating results. Even if we are able to offset the cost of fuel with our surcharges, high fuel surcharges could move our customers away from our higher-yielding services to our lower-yielding services or even reduce customer demand for our services altogether. In addition, disruptions in the supply of fuel could have a negative impact on our ability to operate our transportation network.

We rely heavily on information and technology to operate our transportation and business networks, and any cybersecurity incident or other disruption to our technology infrastructure could result in the loss of critical confidential information or adversely impact our reputation, business or results of operations.

Our ability to attract and retain customers and to compete effectively depends in part upon the satisfactory performance and reliability of our technology network, including the ability to provide features of service that are important to our customers and to protect our confidential business information and the information provided by our customers. We also rely on our technology to maintain and process various operating and financial data that are essential to the day-to-day operation of our business and formulation of our development strategies. Our business operations and growth prospects depend, in part, on our ability to maintain and make timely and cost-effective enhancements and upgrades to our technology system and to introduce innovative additions that can meet changing operational needs. We expect to increase reliance on a centralized technology system as we expand our parcel volume and business area. We also expect to continue to invest in information technology and equipment to enhance operational efficiency and reliability as we grow.

We are subject to risks imposed by cybersecurity incidents, which can range from uncoordinated individual attempts to gain unauthorized access to our information technology systems, to sophisticated and targeted measures directed at our and our systems, customers or service providers. Additionally, risks such as code anomalies, “Acts of God,” data leakage and human error pose a direct threat to our and our products, services and data.

Any disruption to our technology infrastructure, including those impacting our computer systems, could result in the loss of confidential business or customer information, adversely impact our customer service, volumes and revenues or could lead to litigation or investigations, resulting in significant costs. These types of adverse impacts could also occur in the event the confidentiality, integrity or availability of company and customer information was compromised due to a data loss by us or a trusted third party. As we expand, we hope to invest in technology security initiatives, information technology risk management and disaster recovery plans. Nevertheless, these measures cannot fully insulate us from cybersecurity incidents, technology disruptions or data loss, which could adversely impact our competitiveness and results of operations. Additionally, the cost and operational consequences of implementing further data or system protection measures could be significant.

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We face intense competition which could adversely affect our results of operations and market share.

We operate in a highly competitive and fragmented industry that is sensitive to price and service. Some of our competitors have more financial resources, longer operating histories, larger customer bases and greater brand recognition than we do, or they are controlled or subsidized by foreign governments, which enables them to raise capital and enter into strategic relationships more easily. We also compete with leading domestic express delivery companies including SF Express, STO Express, YTO Express, Yunda Express and EMS. We compete with them based on a number of factors, including business model, operational capabilities, cost control and service quality. In addition, major e-commerce platforms, such as Alibaba and JD.com, may choose to build or further develop in-house delivery capabilities to serve their logistics needs and compete with us.

A localized disaster in a key geography could adversely impact our business.

We currently operate out of, and all of our key assets are located in Hong Kong. The loss of our Hong Kong business location due to localized natural or manmade disasters such as tornados, floods, earthquakes or terrorist attacks could cause a significant disruption to our operations and cause us to incur significant costs to reestablish or relocate these functions. Moreover, resulting economic dislocations, including supply chain and fuel disruptions, could adversely impact demand for our services.

We are also subject to other risks and uncertainties that affect many other businesses, including:

•	increasing costs, the volatility of costs and funding requirements and other legal mandates for employee benefits, especially pension and healthcare benefits;
•	the increasing costs of compliance with federal, state and foreign governmental agency mandates (including the Foreign Corrupt Practices Act) and defending against inappropriate or unjustified enforcement or other actions by such agencies;
•	the impact of any international conflicts on the U.S. and global economies in general, the transportation industry or us in particular, and what effects these events will have on our costs or the demand for our services;
•	any impacts on our business resulting from new domestic or international government laws and regulation;
•	market acceptance of our new service and growth initiatives;
•	the impact of technology developments on our operations and on demand for our services;
•	governmental underinvestment in transportation infrastructure, which could increase our costs and adversely impact our service levels due to traffic congestion or sub-optimal routing of our vehicles;
•	widespread outbreak of an illness or any other communicable disease, or any other public health crisis; and
•	availability of financing on terms acceptable to our ability to maintain our current credit ratings, especially given the capital intensity of our operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We may rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. However, trade secrets are difficult to protect. We limit disclosure of such trade secrets where possible but we also seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who do have access to them, such as our employees, contract manufacturers, consultants, advisors and other third parties. Despite these efforts, any of these parties may breach the agreements and may unintentionally or willfully disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

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Risks Related to Our Finances and Capital Requirements

We will need additional funding and may be unable to raise capital when needed, which would force us to delay any business expansions or acquisitions.

Our business plan contemplates the expansion of our logistics and delivery operations through organic means and through acquisitions or investments in additional complementary businesses, products and technologies. While we currently have no commitments or agreements relating to any of these types of transactions, we do not generate sufficient revenue from operations to finance expansion or acquisition needs. We expect to finance such future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, as well as through interest income earned on cash and investment balances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our development programs or our commercialization efforts.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

Until such time, if ever, as we can generate substantial revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, grants and license and development agreements in connection with any collaborations. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We expect to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

We intend to become a public company. As a public company, we will incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC. These rules impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and appropriate corporate governance practices. Our management and other personnel have devoted and will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. As a result, we are required to periodically perform an evaluation of our internal controls over financial reporting to allow management to report on the effectiveness of those controls, as required by Section 404 of the Sarbanes-Oxley Act. Additionally, our independent auditors are required to perform a similar evaluation and report on the effectiveness of our internal controls over financial reporting. These efforts to comply with Section 404 and related regulations have required, and continue to require, the commitment of significant financial and managerial resources. While we anticipate maintaining the integrity of our internal controls over financial reporting and all other aspects of Section 404, we cannot be certain that a material weakness will not be identified when we test the effectiveness of our control systems in the future. If a material weakness is identified, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources, costly litigation or a loss of public confidence in our internal controls, which could have an adverse effect on the market price of our stock.

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Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

We intend to become a public company. As a public company, we will incur significant legal, accounting and other expenses under Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and may require us to have such system audited by an independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or shareholder litigation. Any inability to provide reliable financial reports could harm our business. A target business may also not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

Our results of operations and liquidity needs could be materially negatively affected by market fluctuations and economic downturn.

Our results of operations could be materially negatively affected by economic conditions generally, both in the U.S. and elsewhere around the world. Continuing concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and residential real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic recession and fears of a possible depression. Domestic and international equity markets continue to experience heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on us. In the event of a continuing market downturn, our results of operations could be adversely affected by those factors in many ways, including making it more difficult for us to raise funds if necessary, and our stock price may further decline.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

The report of our independent auditors dated May 22, 2017, on our financial statements for the years ended December 31, 2016 and 2015, included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our working capital deficit of approximately $27,267 as at December 31, 2016. Further, the Company expects to continue to incur significant costs in pursuit of its financing plans and product development. Our ability to continue as a going concern will be determined by our ability to raise additional capital in the form of debt or equity financing. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Risks Relating to Securities Markets and Investment in Our Stock

There is not now and there may not ever be an active market for our Common Stock. There are restrictions on the transferability of these securities.

There currently is no market for our Common Stock and, except as otherwise described herein, we have no plans to file any registration statement or otherwise attempt to create a market for the shares. Even if an active market develops for the shares, Rule 144, which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of its availability.

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Our common stock is subject to the "penny stock" rules of the sec and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute "penny stock". Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor's account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our insiders beneficially own a significant portion of our stock, and accordingly, may have control over stockholder matters, our business and management.

As of the date of this prospectus, our executive officers and directors collectively beneficially own 390,661,181 shares of our common stock, or approximately 90.88% of our issued and outstanding shares of common stock. As a result, our management team will have significant influence to:

•	Elect or defeat the election of our directors;
•	Amend or prevent amendment of our articles of incorporation or bylaws;
•	effect or prevent a merger, sale of assets or other corporate transaction; and
•	affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our management team, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management. In addition, sales of significant amounts of shares held by our management team, or the prospect of these sales, could adversely affect the market price of our common stock. Our management team’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this registration statement.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

The Company does not intend to seek registration or qualification of its shares of common stock the subject of this offering in any State or territory of the United States. Aside from a "secondary trading" exemption, other exemptions under state law and the laws of US territories may be available to purchasers of the shares of common stock sold in this offering,

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Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of our company. Though not now, in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder," unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them. We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. Stockholders may never be able to sell shares when desired. Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which are beyond our control and may prevent our stockholders from reselling our Common Stock at a profit. The market prices for securities of logistics companies may be volatile and may fluctuate substantially due to many factors, including:

•	market conditions in the logistics sectors or the economy as a whole;

•	price and volume fluctuations in the overall stock market;

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•	announcements of the introduction of new products and services by us or our competitors;

•	actual fluctuations in our quarterly operating results, and concerns by investors that such fluctuations may occur in the future;

•	deviations in our operating results from the estimates of securities analysts or other analyst comments;

•	additions or departures of key personnel;

•	legislation, including measures affecting e-commerce or infrastructure development;

•	developments concerning current or future strategic collaborations; and

Item 2.	Financial Information.

Management’s Discussion and Analysis of the Results of Operations

Forward-Looking Statements

Statements in the following discussion and throughout this registration statement that are not historical in nature are “forward-looking statements.” You can identify forward-looking statements by the use of words such as “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such statements are inherently subject to risk and we can give no assurances that our expectations will prove to be correct. Actual results could differ from those described in this registration statement because of numerous factors, many of which are beyond our control. These factors include, without limitation, those described under Item 1A “Risk Factors.” We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect actual outcomes. Please see “Forward Looking Statements” at the beginning of this Form 10.

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information appearing elsewhere in this Form 10.

Overview

We are a specialty commercial logistic company that provides timely and reliable logistics and delivery services to commercial clients located in Hong Kong. We offer service to the cable supply industry in Hong Kong, and expect to provide small parcel delivery service in cities near Shanghai in the near future. We conduct our business operations through Lee Tat Transportation Int’l Limited, our wholly owned Hong Kong subsidiary (“Lee Tat”). Lee was organized as a private limited liability company on August 11, 2014, in Hong Kong. We acquired Lee Tat on May 12, 2017.

We are at a development stage company and reported a net income of $19,166 and $37,366 for the years ended December 31, 2016 and 2015, respectively. We had current assets of $47,863 and current liabilities of $75,130 as of December 31, 2016. As of December 31, 2015, our current assets and current liabilities were $46,541 and $94,771, respectively. Our auditors have prepared our financial statements for the years ended December 31, 2016 and 2015 assuming that we will continue as a going concern. Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders. Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions and public offerings, capital leases and short-term and long-term debts.

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Results of Operations

Comparison of the three months ended March 31, 2017 and March 31, 2016

As of March 31, 2017, we suffered from a working capital deficit of $27,251. As a result, our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders or other capital sources. Management believes that the continuing financial support from the existing shareholders and external financing will provide the additional cash to meet our obligations as they become due. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

The following table sets forth certain operational data for the three months ended March 31, 2017, compared to the three months ended March 31, 2016:

	Three months ended March 31,
	2017	2016

Revenue	$91,718	$94,959
Cost of revenue	(75,587)	(92,206)
Gross profit	16,131	2,753
General and administrative expenses	15,650	36,321
Income (loss) from operation	481	(33,568)
Total other expense	(423)	(562)
Income tax expense	(209)	(603)
NET LOSS	$(151)	$(34,733)

Revenue. We generated revenues of $91,718 and $94,959 for the three months ended March 31, 2017 and 2016. The decrease in revenue is attributable to certain restructuring efforts and our focus on the expansion of our business into Shanghai. We anticipate that our revenues will increase in the near future due to our contract with Shanghai Yunda Cargo Limited and as a result of our expansion into the China market.

During the three months ended March 31, 2017, and 2016, the following customers accounted for 10% or more of our total net revenues

	Three months ended March 31, 2017			March 31, 2017
Customer	Revenues	Percentage of revenues		Accounts receivable
Peaceman Cable Engineering Limited	$66,861	73%		$–
Polygon Cable Supplies Ltd	11,612	13%		–
Total:	$78,473	86%	Total:	$–

	Three months ended March 31, 2016			March 31, 2016
Customer	Revenues	Percentage of revenues		Accounts receivable
BBC Cable Engineering Co Limited	$52,527	55%		$18,569
Polygon Cable Supplies Ltd	17,347	18%		8,165
Hip Tung Cables Company Limited	14,658	15%		12,685
Total:	$84,532	88%	Total:	$39,419

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All customers are located in Hong Kong.

Cost of Revenue. Cost of revenue for the three months ended March 31, 2017, was $75,587, and as a percentage of net revenue, approximately 82.4%. Cost of revenue for the same period ended
March 31, 2016, was $92,206. Cost of revenue as a percentage of net revenue for the quarter ended March 31, 2016 was approximately 97.1%. Cost of revenue decreased primarily as a result of our decrease in business volume.

Gross Profit. We achieved a gross profit of $16,131 and $2,753 for the quarters ended
March 31, 2017, and 2016, respectively. To mitigate the decrease in business volume, we relied less on our outsourcing partners and provided more direct delivery services. This in turn resulted in an increase in gross profit notwithstanding the overall decrease in business volume.

General and Administrative Expenses (“G&A”). We incurred G&A expenses of $15,650 and $36,321 for the quarters ended March 31, 2017, and 2016, respectively. The decrease in G&A is primarily attributable to more effective cost control measures.

G&A as a percentage of net revenue was approximately 17% and 38.2% for the quarters ended March 31, 2017 and 2016, respectively. As a general matter, we expect our G&A to increase in the foreseeable future as we expand our business operations, including an anticipated increase in employees.

Other Income, net. We incurred net other expenses of $423 for the quarter ended March 31, 2017, as compared to $562 for the quarter ended March 31, 2016. The decrease is attributable primarily to us shifting to more direct delivery services in an effort to mitigate the loss in business volume. Our net other expenses for the quarters ended March 31, 2017 and 2016 consisted primarily of interest expenses.

Income Tax Expense. Our income tax expenses for the quarters ended March 31, 2017 and 2016 was $209 and $603, respectively. The decrease in income tax expenses was primarily attributable to our business volume decrease.

Liquidity and Capital Resources

As of March 31, 2017, we had cash and cash equivalents of $31,788, accounts receivable of $6,542 and incurred a net loss of $151. As of December 31, 2016, we had cash and cash equivalents of $1,581, accounts receivable of $46,282 and incurred a net loss of $34,733. The decrease in net loss resulted primarily from a change in our accounting records from a yearly basis to a monthly basis for the year 2015 to 2016.

We expect to incur significantly greater expenses in the near future as we expand our business or enter into strategic partnerships. We also expect our general and administrative expenses to increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being reporting act company, including directors’ and officers’ insurance and increased professional fees.

We have never paid dividends on our Common Stock. Our present policy is to apply cash to investments in product development, acquisitions or expansion; consequently, we do not expect to pay dividends on Common Stock in the foreseeable future.

Going Concern Uncertainties

Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders. Our sources of capital may include the sale of equity securities, which include common stock sold in private transactions and public offerings, capital leases and short-term and long-term debts. While we believe that we will obtain external financing and the existing shareholders will continue to provide the additional cash to meet our obligations as they become due, there can be no assurance that we will be able to raise such additional capital resources on satisfactory terms. We believe that our current cash and other sources of liquidity discussed below are adequate to support operations for at least the next 12 months.

	Quarter Ended March 31,
	2017	2016
Net cash generated from (used in) operating activities	$46,848	$(42,733)
Net cash (used in) provided by investing activities	–	–
Net cash (used in) generated from financing activities	(16,641)	48,674

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Net Cash Generated From (Used In) Operating Activities.

For the quarter ended March 31, 2017, net cash generated from operating activities was $46,848, which consisted primarily of a decrease in accounts receivable of $39,740, an increase in accrued liabilities and other payables of $2,061 and depreciation of property, plant and equipment of $4,989.

For the quarter ended March 31, 2016, net cash used in operating activities was $42,733, which consisted primarily of a net loss of $34,130, an increase in accounts receivable of $11,575 and a decrease in accrued liabilities and other payables of $2,017, offset by depreciation of $4,989.

We expect to continue to rely on cash generated through financing from our existing shareholders and private placements of our securities, however, to finance our operations and future acquisitions.

Net Cash (Used In) Generated From Financing Activities.

For the quarter ended March 31, 2017, net cash used in financing activities was $16,641 consisting primarily of repayments to Koon Wing, CHEUNG, our Chief Executive Officer of $11,610 and repayments on a finance lease of $5,031.

For the quarter ended March 31, 2016, net cash generated from financing activities was $48,674, consisting primarily of advances from Koon Wing, CHEUNG, our Chief Executive Officer, of $53,705, offset by repayment on a finance lease of $5,031.

Off-Balance Sheet Arrangements

We have no outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commercial Commitments

We had the following contractual obligations and commercial commitments as of March 31, 2017:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	$	$	$	$	$
Amounts due to related parties	29,696	29,696	–	–	–
Commercial commitments
Bank loan repayment	63,726	20,124	43,602	–	–
Total obligations	93,422	49,820	43,602	–	–

Comparison of the fiscal years ended December 31, 2016 and December 31, 2015

As of December 31, 2016, we suffered from a working capital deficit of $27,267. Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders or other capital sources. Management believes that the continuing financial support from the existing shareholders and external financing will provide the additional cash to meet our obligations as they become due.

These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

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The following table sets forth certain operational data for the years indicated:

	Fiscal Years Ended December 31,
	2016	2015
Revenues	$443,797	$298,373
Cost of revenue	(289,404)	(190,543)
Gross profit	154,393	107,830
General and administrative expenses	(131,110)	(58,590)
Income from operation	23,283	49,240
Other expense, net	(2,153)	(967)
Income tax expense	(1,964)	(10,907)
Net income	19,166	37,366

Revenue. We generated revenues of $443,797 and $298,373 for the fiscal years ended December 31, 2016 and 2015. The increase in revenue is attributable to our increase in the market share of the logistic service for cable supplying industry in Hong Kong. We anticipate that our revenues will increase in the near future due to our contract with Shanghai Yunda Cargo Limited and as a result of our expansion into the China market.

During the twelve months ended December 31, 2016, and 2015, the following customers accounted for 10% or more of our total net revenues:

	Year ended December 31, 2016		December 31, 2016
	Revenues	Percentage of revenues	Trade accounts receivable
Peaceman Cable Engineering Limited	$172,971	52%	32,777
Hip Tung Cables Company Limited	84,926	25%	–
TOTAL	257,897	77%	32,777

	Year ended December 31, 2015		December 31, 2015
	Revenues	Percentage of revenues	Trade accounts receivable
BBC Cable Engineering Limited	$199,087	65%	$25,294
Polygon Cable Supplies Ltd	45,487	15%	7,653
TOTAL	244,574	80%	32,947

Cost of Revenue. Cost of revenue as a percentage of net revenue was approximately 65%, or $289,404, for the fiscal year ended December 31, 2016. Cost of revenue for the year ended
December 31, 2015 was $190,543. Cost of revenue as a percentage of net revenue for the year ended December 31, 2015 was approximately 63%.

Gross Profit. We achieved a gross profit of $154,393 and $107,830 for the fiscal years ended December 31, 2016, and 2015, respectively. The increase in gross profit is primarily attributable to the growth of our business in Hong Kong.

General and Administrative Expenses (“G&A”). We incurred G&A expenses of $131,110 and $58,590 for the fiscal years ended December 31, 2016, and 2015, respectively. The increase in G&A is primarily attributable to costs associated with implementing our business plan of expansion.

G&A as a percentage of net revenue was approximately 30% and 20% for the fiscal years ended December 31, 2016 and 2015, respectively. As a general matter, we expect our G&A to increase in the foreseeable future as we expand our business operations.

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Other Income, net. We incurred net other expenses of $2,153 for the fiscal year ended December 31, 2016, as compared to $967 for the fiscal year ended December 31, 2015. The increase is attributable primarily to increase on interest expenses for mortgage on our vehicle. Our net other expenses for the years ended December 31, 2016 and 2015 consisted primarily of interest expenses.

Income Tax Expense. We recorded income tax expenses of $1,964 and $10,907 for the fiscal years ended December 31, 2016 and 2015. Even though we increased our revenues, our income tax expense decreased as the expenses of associated with the outsourcing of transportation offset the effect of the revenue increase.

Liquidity and Capital Resources

As of December 31, 2016, we had cash and cash equivalents of $1,581, accounts receivable of $46,282 and net income of $19,166.

As of December 31, 2015, we had cash and cash equivalents of $4,148, accounts receivable of $42,393 and net income of $37,366.

We expect to incur significantly greater expenses in the near future as we expand our business or enter into strategic partnerships. We also expect our general and administrative expenses to increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being reporting act company, including directors’ and officers’ insurance and increased professional fees.

We have never paid dividends on our Common Stock. Our present policy is to apply cash to investments in product development, acquisitions or expansion; consequently, we do not expect to pay dividends on Common Stock in the foreseeable future.

Going Concern Uncertainties

Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders. Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions and public offerings, capital leases and short-term and long-term debts. While we believe that we will obtain external financing and the existing shareholders will continue to provide the additional cash to meet our obligations as they become due, there can be no assurance that we will be able to raise such additional capital resources on satisfactory terms. We believe that our current cash and other sources of liquidity discussed below are adequate to support operations for at least the next 12 months.

	Fiscal Year Ended December 31,
	2016	2015
Net cash generated from operating activities	$43,938	$28,808
Net cash (used in) investing activities	–	(11,308)
Net cash used in financing activities	(46,505)	(13,462)

Net Cash Generated From Operating Activities.

For the fiscal year ended December 31, 2016, net cash generated from operating activities was $43,938, which consisted primarily of a net income $21,130, an increase in accrued liabilities and other payables of $6,740 and depreciation of property, plant and equipment of $19,958, offset by decrease in accounts receivables of $3,890.

For the fiscal year ended December 31, 2015, net cash generated from operating activities was $28,808, which consisted primarily of a net income $48,273, depreciation of property, plant and equipment of $15,539 and an increase in accrued liabilities and other payables of $6,960, offset by decrease in accounts receivable of $41,964.

We expect to continue to rely on cash generated through financing from our existing shareholders and private placements of our securities, however, to finance our operations and future acquisitions.

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Net Cash Used In Investing Activities.

For the fiscal year ended December 31, 2016, there was no net cash used in investing activities.

For the fiscal year ended December 31, 2015, net cash used in investing activities was $11,308, which is was attributable to the purchase of plant, property and equipment.

Net Cash Used In Financing Activities.

For the fiscal year ended December 31, 2016, net cash used in financing activities was $46,505 consisting primarily of repayments to Koon Wing, CHEUNG, our Chief Executive Officer, of $26,381 and repayments on a finance lease of $20,124.

For the fiscal year ended December 31, 2015, net cash used in financing activities was $13,462, consisting primarily of repayments to Koon Wing, CHEUNG, our Chief Executive Officer, of $1,723 and repayments on a finance lease of $11,739.

 Off-Balance Sheet Arrangements

We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

Contractual Obligations and Commercial Commitments

We had the following contractual obligations and commercial commitments as of December 31, 2016:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	$	$	$	$	$
Amounts due to related parties	41,306	41,306	–	–	–
Commercial commitments
Bank loan repayment	68,757	20,124	48,633	–
Total obligations	110,063	61,430	48,633	–	–

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the presentation of our financial condition and results of operations and require management's subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following accounting policies are critical in the preparation of our financial statements.

•	Use of estimates and assumptions

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the years reported. Actual results may differ from these estimates.

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•	Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from completion of service. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. At the end of fiscal year, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2016 and 2015, there were no allowance for doubtful accounts.

•	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful lives
Service vehicle	8 years

Expenditures for repairs and maintenance are expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

Revenue is recognized in full upon completion of delivery to the receiver’s location.

•	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States Dollars ("US$") and the accompanying financial statements have been expressed in US$. Hong Kong Dollars (“HK$”) is functional currency as being the primary currency of the economic environment in which the Company operates.

Convenience translation of amounts from the local currency of the Company into US$ has been made at the pegged exchange rate at 0.129 for the respective years.

•	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended December 31, 2016 and 2015, the Company operates in one reportable operating segment in Hong Kong.

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•	Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

•	Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

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•	Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, approximate their fair values because of the short maturity of these instruments.

Recently Issued Accounting Pronouncements

There are no recently issued accounting pronouncements that have not yet been adopted that are expected, when adopted, to have a material impact on our consolidated financial statements or notes thereto.

Item 3.	Properties.

Our corporate and executive office is located at Rooms 1309-11, 13th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong, telephone number +852 3188 9363. Our Hog Kong operations hub is located at 2/F and Roof, 52 Chan Uk Po, Sheung Shui, New Territories, Hong Kong. Both of these locations are provided to us on a rent free basis from our executive officers. We believe that our existing facilities are adequate to meet our current requirements. We do not own any real property.

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Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 31, 2017, for: (i) each of our named executive officers; (ii) each of our directors; (iii) all of our current executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table will have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Cosmos Group Holdings, Inc., Rooms 1309-11, 13th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage of Total Common Equity (1)
Koon Wing CHEUNG	219,222,938	51%
Yongwei HU	0	-%
Zhigang LIAO	0	-%
CHEN Weiming	0	-%
Miky Y.C. WAN (2)	170,385,113	39.64%
Connie Y.M. KWOK	1,053,130	0.25%
Jenher JENG	0	-%
All executive officers and directors as a Group (7 persons)	390,661,181	90.89%

5% or Greater Stockholders:
Asia Cosmos Group Limited (2)	170,385,113	39.64%

(1)	Applicable percentage ownership is based on 429,848,898 shares of common stock outstanding as of May 22, 2017, together with securities exercisable or convertible into shares of common stock within 60 days of May 22, 2017. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of May 22, 2017, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Miky Wan, our President, Interim Chief Financial Officer and director owns 100% of Asia Cosmos Group Limited which directly own 170,385,113 shares of our common stock. As a result, Ms. Wan is deemed to beneficially own shares held by Asia Cosmos Group Limited.

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Item 5.	Directors and Executive Officers.

The following table sets forth certain information about our directors and our executive officers.

Name	Age	Position

Koon Wing CHEUNG	54	Chief Executive Officer and Director
Yongwie HU	42	Chief Operation Officer and Director
Miky Y.C. WAN	46	President, Interim Chief Financial Officer and Director
Connie Y.M. KWOK	45	Secretary and Director
Jenher JENG	49	Director
Zhigang LIAO	48	Director
Weiming CHEN	59	Director

Executive Officers and Directors

Koon Wing CHEUNG, age 54, joined us as our Chief Executive Officer and Director on May 12, 2017. Mr. Cheung has served as the Chief Executive Officer and sole director at Lee Tat since 2014. Over the last 22 years, Mr. Cheung has acted as a logistic entrepreneur, accumulating experience in the operations of express delivery businesses. From 2015 to the present, Mr. Cheung has served as the Vice Chairman of the Shenzhen Nanling Village Committee. He is also a committee member of several local Chinese chambers of commerce. Mr. Cheung is currently the Chairman of the Board of Directors of Fu Dong Property Development Limited, a property agency and development company that he cofounded in 2014. Mr. Cheung brings to our board his deep experience and contacts in the logistics industry and commercial sector in general.

Yongwie HU, age 42, joined us as our Chief Operation Officer and Director on May 12, 2017. He has served as the Vice President of the Hongli Group Guotong Express Limited since December 2014. From 2013 to Dec, 2014, Mr. Hu served as the Vice President of Eastern China District of Zengyi Express Limited, a subsidiary Lenovo group (“ZEL”). Mr. Hu initially joined ZEL as a general manager in June, 2014. From 2012 to 2013, Mr. Hu was the founder and chairman of Hao Sheng Logistics Co., Ltd. From 2007 to 2009, Mr. Hu served as the chairman of the board of Kunshan City Yuantong Express. Prior to that time, he served as the chairman of Suzhou City Yuantong Company. While at Yuantong group, he assisted in its acquisition and recapitalization of numerous private logistics companies. Mr. Hu brings to our board his deep professional knowledge and experience in logistics operations and business execution.

Miky Y.C. WAN, age 46, joined us as our President and Director on February 19, 2016. She was appointed to serve as our interim Chief Financial Officer on September 27, 2016. Ms. Wan also served as our Chief Executive Officer from February 19, 2016 to May 12, 2017. Ms. Wan has served as the Chairman of the Board of Cosmos Links International Holding Limited since 2014 and the Chief Executive Officer of Asia Cosmos Wealth Management Limited since 2007. From 2005 to 2010, she served as the Chief Executive Officer of New Century International Insurance Advisory Limited. From 2003 to 2005, Ms. Wan served as a Manager of Financial Planning of CMG Asia. Prior to that time, Ms. Wan served as a Senior Manager from Fortis Bank in Hong Kong and a Manager at First Pacific Bank in Hong Kong. Ms. Wan received her Diploma of Business Administration from Hang Seng Management College (formerly known as Hang Seng School of Commerce) and her Higher Certificate on Business Studies in Banking from the Hong Kong Polytechnic University. Ms. Wan brings to our board deep experience and understanding of the finance and banking industries.

Connie Y.M. KWOK, age 45, joined our Board of Directors on February 19, 2016. She was appointed to serve as our Secretary on September 27, 2016. Ms. Kwok has served as the Financial Controller of Cosmos Links International Holding Limited since 2015. From 2009 to 2015, she was the Assistant Finance Manager at Walton International Group Limited. From 2008 to 2009. Ms. Kwok served as the Executive Secretary to the Chief Executive Officer of Civet Investment Company (Hong Kong) Limited. She served as the Secretary to the Corporate Chief Financial Officer of the Lane Crawford Joyce Group Limited from 2006 to 2008. Ms. Kwok also served as a Secretary of the San Kin Yip Holdings Company Limited from 1997 to 2005. From 1993 to 1997, she was the Assistant Accountant to the Sino Group-Sino Administration Services Limited. Ms. Kwok received her Bachelor of Financial Services from Edinburgh Napier University in Scotland and is a student member of the Hong Kong Institute of Certified Public Accountants. Ms. Kwok brings to our board her deep financial knowledge and experience.

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Jenher JENG, age 49, joined our Board of Director on February 19, 2016. He was appointed to serve as our Director. Mr. Jeng co-founded and participated in several projects and programs with institutions of higher learning and government agencies as set forth below:

•	Co-Founder of Chinese-Russian Twin-Diamonds Elite-Incubation Project with International Finance Faculty, Finance University under the Government of the Russian Federation. [2011]
•	HRK Application Project for University Students in Northern Region of Taiwan from Lifestyle Counseling to Professional Program Consulting & Career Planning. Ministry of Education.
•	Co-founder of Centre of Complexity Data Analysis, NCU, TW and Humboldt University zu Berlin CASE [2010]
•	Co-founder of FQ FUN Project with NTNU, TW and Waseda University [2009]
•	Co-founder of Joint R&D Program of Virus Kinetics & Biomedical Applications (esp. on HIV/HCV Twin-Epidemics Problem) with Graduate Institute of Clinical Medicine, National Taiwan University College of Medicine. [2008]
•	Risk-Management Regulation & Risk-Control Mechanisms for Taiwan Futures-Based Funds - Co-Op with Financial Advisory Commission (Taiwan), Chinese National Futures Association, K&L|Gates [2007].

Mr. Jeng received his Ph.D in Statistics from the University of California, Berkeley and his Bachelors in Physics from the National Central University in Taiwan. Ms. Jeng brings to our board his contacts and general financial experience.

Zhigang LIAO, age 48, joined our Board of Directors on May 12, 2017. Since 1987, he has served as the Manager of Shenzhen Yue Shen Xuanli Properties Limited, a real estate development and property agency services company operating in Guandong and Shenzhen, China. Mr. Liao has served the director of Shenzhen Tianxiangyu Talent Exchange Company Limited since 2014. Mr. Liao brings to our board his extensive experience in real property development, project financing and human resource management.

Weiming CHEN, age 59, joined our Board of Directors on May 12, 2017. Mr. Chen as served as the director of Shenzhen Jie Neng Finance Limited since 2016. From 2015, Mr. Chen as acted as a corporate advisor to several private institutions in Shenzhen. Since 2000, he served as the operations director of Shanghai China Industrial Group. Mr. Chen brings to our board broad experience with the finance and recapitalization of private and public companies.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Involvement in Certain Legal Proceedings

No executive officer or director is a party in a legal proceeding adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

No executive officer or director has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

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•	Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

•	Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Composition of our Board of Directors

Our Bylaws provide that our board of directors must consist of between one (1) and thirteen (13) directors, and such number of directors within this range may be determined from time to time by resolution of our board of directors or our stockholders. Currently, we have seven (7) directors. Our Bylaws may be amended, altered or repealed exclusively by our Board of Directors.

Our Bylaws also provide that our directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Our current and future executive officers and significant employees serve at the discretion of our board of directors. Our board of directors may also choose to form certain committees, such as a compensation and an audit committee.

Item 6.	Executive Compensation.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and our performance. Our executive compensation program is designed to provide a balanced total compensation package over the executive’s career with us. The compensation program objectives are to attract, motivate and retain the qualified executives that help ensure our future success, to provide incentives for increasing our profits by awarding executives when corporate goals are achieved and to align the interests of executives and long-term stockholders. The compensation package of our named executive officers consists of two main elements:

1.	base salary for our executives that is competitive relative to the market, and that reflects individual performance, retention and other relevant considerations; and

2.	discretionary bonus awards payable in cash and tied to the satisfaction of corporate objectives.

Process for Setting Executive Compensation

Until such time as we establish a Compensation Committee, our Board is responsible for developing and overseeing the implementation of our philosophy with respect to the compensation of executives and for monitoring the implementation and results of the compensation philosophy to ensure compensation remains competitive, creates proper incentives to enhance stockholder value and rewards superior performance. We expect to annually review and approve for each named executive officer, and particularly with regard to the Chief Executive Officer, all components of the executive’s compensation. We process and factors (including individual and corporate performance measures and actual performance versus such measures) used by the Chief Executive Officer to recommend such awards. Additionally, we expect to review and approve the base salary, equity-incentive awards (if any) and any other special or supplemental benefits of the named executive officers.

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The Chief Executive Officer periodically provides the Board with an evaluation of each named executive officer’s performance, based on the individual performance goals and objectives developed by the Chief Executive Officer at the beginning of the year, as well as other factors. The Board provides an evaluation for the Chief Executive Officer. These evaluations serve as the bases for bonus recommendations and changes in the compensation arrangements of our named executives.

Our Compensation Peer Group

We currently engage in informal market analysis in evaluating our executive compensation arrangements. As the Company and its businesses mature, we may retain compensation consultants that will assist us in developing a formal benchmark and selecting a compensation peer group of companies similar to us in size or business for the purpose of comparing executive compensation levels.

Program Components

Our executive compensation program consists of the following elements:

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. The base salary for each named executive officer reflects our past and current operating profits, the named executive officer’s individual contribution to our success throughout his career, internal pay equity and informal market data regarding comparable positions within similarly situated companies. In determining and setting base salary, the Board considers all of these factors, though it does not assign specific weights to any factor. The Board generally reviews the base salary for each named executive officer on an annual basis. For each of our named executive officers, we review base salary data internally obtained by the Company for comparable executive positions in similarly situated companies to ensure that the base salary rate for each executive is competitive relative to the market.

Discretionary Bonus

The objectives of our bonus awards are to encourage and reward our employees, including the named executive officers, who contribute to and participate in our success by their ability, industry, leadership, loyalty or exceptional service and to recruit additional executives who will contribute to that success.

Summary Compensation Table

The following summary compensation table sets forth the aggregate compensation we paid or accrued during the fiscal years ended December 31, 2016 and 2015 to (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) our three most highly compensated executive officers other than the principal executive officer and the principal financial officer who were serving as executive officers on December 31, 2016, whose total compensation was in excess of $100,000, and (iv) up to two additional individuals who would have been within the two-other-most-highly compensated but were not serving as executive officers on December 31, 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Koon Wing CHEUNG, CEO and Director	2016 2015	$61,920 $46,440	– –	– –	– –	– –	– –	– –	$61,920 $46,440

(1)	All cash compensation was paid in Hong Kong Dollars, our functional currency. Convenience translation of amounts from the local currency of the Company into US$ has been made at the pegged exchange rate at 0.129 for the fiscal years ended December 31, 2016 and 2015.

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Narrative disclosure to Summary Compensation Table

Lee Tat and Mr. Cheung are parties to an Employment Agreement, made effective January 1, 2015, pursuant to which Mr. Cheumg agreed to serve as a director of Lee Tat (the “Cheung Employment Agreement”) at a compensation rate of HK $30,000. Mr. Cheung’s compensation was increased to HK $40,000 per month en December 31, 2015. The Cheung Employment Agreement may be terminated by either party at any time by giving seven (7) days notice thereof. The foregoing description of the Cheung Employment Agreement is qualified in its entirety by reference to the Cheung Employment Agreement, the English translation of which is filed as Exhibit 10.2 to this Registration Statement and incorporated herein by reference.

Equity Awards

There are no options, warrants or convertible securities outstanding. At no time during the last fiscal year with respect to any of any of our executive officers was there:

•	any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

•	any option or equity grant;

•	any non-equity incentive plan award made to a named executive officer;

•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

•	any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

2016 Director Compensation

 None of our directors received any compensation for their service as a director for the year ended December 31, 2016.

Compensation Risk Management

Our Board of directors and human resources staff conducted an assessment of potential risks that may arise from our compensation programs. Based on this assessment, we concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have material adverse effect on the Company. The assessment included our cash incentive programs, which awards non-executives with cash bonuses for punctuality. Our compensation programs are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•	the alignment of pay philosophy, peer group companies and compensation amounts relative to local competitive practices to support our business objectives; and

•	effective balance of cash, short- and long-term performance periods, caps on performance-based award schedules and financial metrics with individual factors and Board and management discretion.

Compensation Committee Interlocks and Insider Participation

We do not currently have a compensation committee and, for the year ended December 31, 2016, the compensation, if any, of our executive officers was recommended by our Chief Executive Officer and Chairman and such recommendations were approved by our board of directors. None of our executive officers currently serves as a member of the compensation committee or as a director with compensation duties of any entity that has executive officers serving on our board of directors. None of our executive officers has served in such capacity in the past 12 months.

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Item 7.	Certain Relationships and Related Transactions, and Director Independence.

The following is a summary of each transaction or series of similar transactions since the inception of Lee Tat to which it was or is a party and that: (i) the amount involved exceeded or exceeds $120,000 or is greater than 1% of our total assets; and (ii) any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

As of March 31, 2017, we obtained from Cosmos Links, an entity ultimately controlled by Miky Wan, our President and director, unsecured, interest-free advances which have an aggregate principal amount of approximately HK $116,967.32 (or approximately US $15.018). The advances are not expected to be repayable within the next twelve months.

As of March 31, 2017, we obtained from Koon Wing Cheung, our Chief Executive Officer and director, unsecured, interest-free advances which have an aggregate principal amount of approximately HK $230,203.46 (or approximately US$29,696). The advances are not expected to be repayable within the next twelve months.

As of December 31, 2016, we obtained from Cosmos Links, an entity ultimately controlled by Miky Wan, our President and director, unsecured, interest-free advances which have an aggregate principal amount of approximately HK $1,455,333.09 (or approximately US $186,849). The advances are not expected to be repayable within the next twelve months.

As of December 31, 2016, we obtained from Koon Wing Cheung, our Chief Executive Officer and director, unsecured, interest-free advances which have an aggregate principal amount of approximately HK $320,203.46 (or approximately US$41,306). The advances are not expected to be repayable within the next twelve months.

Director Independence

Though not a listed company, we intend to adhere to the corporate governance standards adopted by NASDAQ. NASDAQ rules require our Board to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board conducted its annual review of director independence. During the review, our Board considered relationships and transactions since incorporation between each director or any member of his immediate family, on the one hand, and us and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board determined that of the current members of our Board, Jenher Jeng, Zhigang Liao and Weiming Chen, are independent directors under the criteria established by NASDAQ and by our Board.

Our board of directors has a chairman, Koon Wing CHEUNG, who has authority, among other things, to call and preside over board meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the chairman has substantial ability to shape the work of the board of directors.

Item 8.	Legal Proceedings.

We are not involved in any litigation that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our company or our officers or directors in their capacities as such.

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Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market information

There is no established public trading market in our common stock, and a regular trading market may not develop, or if developed, may not be sustained. Our securities are quoted on the OTC Markets Pink under the symbol “COSG”. As of May 19, 2017, the closing bid price was $0.44 per share.

	Price Range
	High	Low
Fiscal 2017
First quarter	$.01	$.01
Fiscal 2016
First quarter	$1.20	$.05
Second quarter	$0.65	$0.20
Third quarter	$0.69	$0.30
Fourth quarter	$1.00	$0.22

Fiscal 2015
First quarter	$0.49	$0.49
Second quarter	$0.022	$0.028
Third quarter	$0.022	$0.028
Fourth quarter	$0.05	$0.0052

Holders

As of May 22, 2017, there were 429,848,898 shares of Common Stock outstanding held by approximately 120 record holders.

Dividends

We have never paid cash dividends on any of our capital stock and currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not expect to pay any dividends on any of our capital stock in the foreseeable future.

Stock Not Registered Under the Securities Act; Rule 144 Eligibility

Our Common Stock has not been registered under the Securities Act. Accordingly, the shares of Common Stock issued and outstanding may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 (“Rule 144”) of the Securities Act, subject to the requirements described below. “Restricted Securities,” as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, as in effect on the date of this Form 10, after the effectiveness of this Form 10.

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Affiliates

Affiliates will be able to sell their shares under Rule 144 beginning 90 days after the effectiveness of this Form 10, subject to all other requirements of Rule 144. In general, under Rule 144, an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

Non-Affiliates

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Form 10. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144 upon the effectiveness of this Form 10.

Item 10.	Recent Sales of Unregistered Securities.

On February 15, 2016, the Company sold to Asia Cosmos Group Limited, a private limited liability company incorporated under the laws of British Virgin Islands (“ACOSG”), 10,000,000 shares of its common stock at a per share price of $0.027. ACOSG’s sole shareholder is Miky Wan. The Company relied on the exemption from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Act in selling the Company’s securities to ACOSG.

In connection with the private placement to ACOSG, a change of control occurred and Bryan Glass resigned from his position as President, Secretary, Treasurer and Chairman of the Company. Miky Wan was appointed to serve as Chief Executive Officer, Chief Operating Officer, President and Director, effective February 19, 2016. Peter Tong, our Chief Financial Officer, Secretary and director continued in his positions with the Company. Calvin K.W. Lai, Anthony H.H. Chan, Jenher Jeng, Alice K.M. Tang, Connie Y.M. Kwok were appointed to serve on our Board of Directors effective February 19, 2016. Effective February 26, 2016, the Company changed its name to Cosmos Group Holdings Inc. and filed a Certificate of Amendment to such effect with the Nevada Secretary of State. The name change and the related stock symbol change to “COSG” were approved by the Financial Industry Regulatory Authority on March 31, 2016. The Company also increased the number of its authorized common stock, par value $0.001, from 90,000,0000 shares to 500,000,000 and its preferred stock, par value $0.001, from 10,000,000 to 30,000,000 shares. After the private placement, the Company shifted its business plan to focus on acquiring undervalued companies including those in the Greater China region.

On January 13, 2017, the Company sold 200,000,000 shares of its common stock to ACOSG at a per share price of $0.001 per share for aggregate consideration of US $200,000. The Company relied on the exemption from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Act in selling the Company’s securities to ACOSG.

On May 12, 2017, we acquired all of the issued and outstanding shares of Lee Tat from Mr. Koon Wing CHEUNG, Lee Tat’s sole shareholder, in exchange for 219,222,938 shares of our issued and outstanding common stock. In connection with the Lee Tat acquisition, Miky Wan resigned from her positions as Chief Executive Officer and Chief Operating Office and Koon Wing CHEUNG and Yongwei HU were appointed to serve as our Chief Executive Officer and Chief Operating Officer, respectively, and also as our directors. In addition, Anthony H.H. CHAN and Alice K. M. TANG resigned from their positions as directors, and Zhigang LIAO and Weiming CHEN were appointed to fill the vacancies created by their resignations. The Company relied on the exemption from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Act in selling the Company’s securities to the shareholders of Lee Tat.

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Item 11.	Description of Registrant’s Securities to be Registered.

The following description summarizes the material terms of our capital stock as of the date of this registration statement. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Articles of Incorporation and our Bylaws, and to the provisions of applicable Nevada law.

Common Stock

On the date hereof, there were 429,848,898 shares of common stock issued and outstanding. We are authorized to issue up to 500,000,000 shares of our common stock. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

We are authorized to issue up to 30,000,000 shares of our preferred stock. As of the date hereof, the Company had no shares of its preferred stock issued or outstanding. Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors in its sole discretion.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Options

We have no options to purchase shares of our common stock or any other of our securities outstanding as of the date of this Prospectus.

Warrants

We have no warrants to purchase shares of our common stock or any other of our securities outstanding as of the date of this Prospectus.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Registrar

Our transfer agent is Standard Registrar and Transfer Company, Inc. located at 440 East 400 South, Suite 200, Salt Lake City, UT 84111, telephone number is 801-571-8844.

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Item 12.	Indemnification of Directors and Officers.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the "Nevada Law") provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation's articles of incorporation unless a provision in the Company's Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a "Covered Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person's conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys' fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

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Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, exe

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person's status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Our Amended and Restated Articles provide that the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by Nevada Law. In addition, our Amended and Restated Certificate of Incorporation and our Bylaws also provide that we will indemnify our directors and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Item 13.	Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.	Financial Statements and Exhibits

(a)	Financial Statements.

The following financial statements are filed as part of this registration statement:

Financial Statements:
Balance Sheet as of December 31, 2016 and 2015
Statements of Operations for Years Ended December 31, 2016 and 2015
Statement of Cash Flows for the Years Ended December 31, 2016 and 2015
Statement of Stockholders’ Equity
Notes to Financial Statements

Condensed Balance Sheets as of March 31, 2017 (Unaudited) and December 31, 2016
Condensed Statements of Operations for the Three Months Ended March 31, 2017 and 2016 (Unaudited)
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2017 and 2016 (Unaudited)
Notes to Condensed Financial Statements (Unaudited)

Pro Forma Condensed Combined Balance Sheets as of March 31, 2017 (Unaudited)
Pro Forma Condensed Combined Statement of operation for the Three Months Ended March 31, 2017 (Unaudited)
Notes to Condensed Financial Statements for the Three Months Ended March 31, 2017 and 2016 (Unaudited)

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(b)         Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation and Certificate of Amendment to Articles of Incorporation*
3.2	Amended and Restated Bylaws (1)
4.1	Specimen certificate evidencing shares of Common Stock*
10.1	Lee Tat Transportation Service Contract, effective May 1, 2017, by and between Lee Tat Transportaion International Limited and Shanghai Yunda Cargo Co., Ltd.*
10.2	Employment Agreement effective January 1, 2015 by and between Lee Tat Transportation International Limited and Koon Wing Cheung.*
21	Subsidiaries*
24	Power of Attorney (included on signature page)

* Filed herewith

(1) Incorporated by reference from our Form 10-SB filed with the Securities and Exchange Commission on January 19, 2000, under the name Interactive Marketing Technology, Inc.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Director and Stockholder of

LEE TAT TRANSPORTATION INT’L LIMITED

We have audited the accompanying balance sheets of Lee Tat Transportation Int’l Limited (“the Company”) as of December 31, 2016 and 2015, the related statements of operations, cash flows and changes in stockholder’s equity for the years ended December 31, 2016 and 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years ended December 31, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative working capital, all of which raise substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HKCMCPA Company Limited

HKCMCPA Company Limited

Certified Public Accountants

May 22, 2017

Hong Kong, China

F-2

LEE TAT TRANSPORTATION INT’L LIMITED

BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$1,581	$4,148
Accounts receivable	46,282	42,393

Total current assets	47,863	46,541

Non-current assets:
Property, plant and equipment	124,161	144,119

TOTAL ASSETS	$172,024	$190,660

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued liabilities and other payables	$13,700	$6,960
Amount due to a related party	41,306	67,687
Current portion of obligation under finance lease	20,124	20,124

Total current liabilities	75,130	94,771

Long-term liabilities:
Deferred tax liabilities	12,870	10,907
Obligation under finance lease	48,633	68,757

Total long-term liabilities	61,503	79,664

TOTAL LIABILITIES	$136,633	$174,435

Commitments and contingencies

STOCKHOLDER’S EQUITY
Issued capital, 10,000 ordinary shares issued and outstanding, as of December 31, 2016 and 2015, respectively	$1,290	$1,290
Retained earnings	34,101	14,935

Total stockholder’s equity	35,391	16,225
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$172,024	$190,660

See accompanying notes to financial statements.

F-3

LEE TAT TRANSPORTATION INT’L LIMITED

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2016	2015

Revenue	$443,797	$298,373

Cost of revenue	289,404	190,543

Gross profit	154,393	107,830

Operating expenses:
General and administrative expenses	131,110	58,590

Total operating expenses	131,110	58,590

INCOME FROM OPERATION	23,283	49,240

Other income (expense):
Interest expense	(2,265)	(1,321)
Interest income	2	1
Sundry income	110	353

Total other expense	(2,153)	(967)

INCOME BEFORE INCOME TAXES	21,130	48,273

Income tax expense	(1,964)	(10,907)

NET INCOME	$19,166	$37,366

See accompanying notes to financial statements.

F-4

LEE TAT TRANSPORTATION INT’L LIMITED

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”))

	Years ended December 31,
	2016	2015

Cash flow from operating activities:
Net income before income tax	$21,130	$48,273
Adjustments for:
Depreciation of property, plant and equipment	19,958	15,539

Change in operating assets and liabilities:
Accounts receivable	(3,890)	(41,964)
Accrued liabilities and other payables	6,740	6,960

Net cash generated from operating activities	43,938	28,808

Cash flow from investing activities:
Purchase of property, plant and equipment	–	(11,308)

Net cash used in investing activities	–	(11,308)

Cash flow from financing activities:
Repayment to a related party	(26,381)	(1,723)
Repayment of finance lease obligation	(20,124)	(11,739)
Net cash used in financing activities	(46,505)	(13,462)

Net change in cash and cash equivalents	(2,567)	4,038

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,148	110

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,581	$4,148

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$–	$–
Cash paid for interest	$2,265	$1,321

See accompanying notes to financial statements.

F-5

LEE TAT TRANSPORTATION INT’L LIMITED

STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Issued capital
	No. of ordinary shares	Amount	Retained earnings (accumulated losses)	Total stockholder’s equity
Balance as of January 1, 2015	10,000	$1,290	$(22,431)	$(21,141)
Net income for the year	–	–	37,366	37,366
Balance as of December 31, 2015	10,000	$1,290	$14,935	$16,225
Net income for the year	–	–	19,166	19,166
Balance as of December 31, 2016	10,000	$1,290	$34,101	$35,391

See accompanying notes to financial statements.

F-6

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

1.       DESCRIPTION OF BUSINESS AND ORGANIZATION

Lee Tat Transportation Int’l Limited (the “Company”) is a private limited liability company on August 11, 2014 in Hong Kong. The Company’s operation is mainly focused on the provision of truckload transportation service in Hong Kong, in which the Company utilizes its owned trucks or independent contractor owned trucks for the pickup and delivery of freight from port to the designated destination, upon the customers’ request.

Pursuant to its Articles of Association, the issued share capital is 10,000 ordinary shares at its inception, mounting to HK$10,000.

As of December 31, 2016 and 2015, the sole stockholder of the Company is Mr. Koon Wing CHEUNG, who owns 10,000 ordinary shares representing 100% equity interest of the Company.

2.       GOING CONCERN UNCERTAINTIES

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As shown in the accompanying financial statements, the Company suffered from a negative working capital of $27,267 as at December 31, 2016.

The continuation of the Company is dependent upon the continuing financial support of its shareholders. Management believes this funding will continue, and is also actively seeking new investors to obtain the additional fund to finance its operating activities. Management believes the existing stockholder or external borrowings will provide the additional cash to meet the Company’s obligations as it become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying financial statements and notes.

•	Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

•	Use of estimates and assumptions

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the years reported. Actual results may differ from these estimates.

F-7

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

•	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

•	Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from completion of service. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. At the end of fiscal year, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2016 and 2015, there were no allowance for doubtful accounts.

•	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful lives
Service vehicle	8 years

Expenditures for repairs and maintenance are expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

•	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

Revenue is recognized in full upon completion of delivery to the receiver’s location.

•	Cost of revenue

Cost of revenue consists primarily of transportation cost charged by independent contractors, direct labor, depreciation and fuel charges, which are directly attributable to the rendering of transportation services.

F-8

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

•	Income taxes

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

•	Finance leases

Leases that transfer substantially all the rewards and risks of ownership to the lessee, other than legal title, are accounted for as finance leases. Substantially all of the risks or benefits of ownership are deemed to have been transferred if any one of the four criteria is met: (i) transfer of ownership to the lessee at the end of the lease term, (ii) the lease containing a bargain purchase option, (iii) the lease term exceeding 75% of the estimated economic life of the leased asset, (iv) the present value of the minimum lease payments exceeding 90% of the fair value. At the inception of a finance lease, the Company as the lessee records an asset and an obligation at an amount equal to the present value of the minimum lease payments. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to the Company, while the leased asset is depreciated in accordance with the Company’s depreciation policy if the title is to eventually transfer to the Company. The periodic rent payments made during the lease term are allocated between a reduction in the obligation and interest element using the effective interest method in accordance with the provisions of ASC Topic 835-30, “Imputation of Interest”.

•	Uncertain tax positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended December, 31 2016 and 2015.

•	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States Dollars ("US$") and the accompanying financial statements have been expressed in US$. Hong Kong Dollars (“HK$”) is functional currency as being the primary currency of the economic environment in which the Company operates.

Convenience translation of amounts from the local currency of the Company into US$ has been made at the pegged exchange rate at 0.129 for the respective years.

F-9

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

•	Segment reporting

ASC Topic 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. For the years ended December 31, 2016 and 2015, the Company operates in one reportable operating segment in Hong Kong.

•	Retirement plan costs

Contributions to retirement plans (which are defined contribution plans) are charged to general and administrative expenses in the accompanying statements of operation as the related employee service is provided.

•	Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

•	Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-10

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

•	Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, approximate their fair values because of the short maturity of these instruments.

•	Recent accounting pronouncements

In April 2014, the FASB issued ASU 2014-08 “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”, which changes the threshold for reporting discontinued operations and adds new disclosures. The new guidance defines a discontinued operation as a disposal that “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The standard is required to be adopted by public business entities in annual periods beginning on or after December 15, 2014, and interim periods within those annual periods. Entities may “early adopt” the guidance for new disposals. The Company does not expect that the adoption will have a material impact on its financial statements.

F-11

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" which clarifies and improves the principles for recognizing revenue and develops a common revenue standard for United States generally accepted accounting principles (U.S. GAAP) and International Financial Reporting Standards (IFRS) that among other things, improves comparability of revenue recognition practices and provides more useful information to users of financial statements through improved disclosure requirements. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after March 31, 2016, including interim reporting periods with that reporting period. The Company is currently reviewing the effect of this guidance on its revenue recognition.

In June 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements-Going concern (Subtopic 205-40) which provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. This guidance in ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company does not expect that the adoption will have a material impact on its financial statements.

In November 2014, FASB issued Accounting Standards Update No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force).The amendments permit the use of the Fed Funds Effective Swap Rate (also referred to as the Overnight Index Swap Rate, or OIS) as a benchmark interest rate for hedge accounting purposes. Public business entities are required to implement the new requirements in fiscal years (and interim periods within those fiscal years) beginning after December 15, 2015. All other types of entities are required to implement the new requirements in fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2016. The Company does not expect the adoption of ASU 2014-16 to have a material impact on its financial statements.

In February 2015, the FASB issued ASU 2015-02 "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company is currently in the process of evaluating the impact of the adoption of ASU 2015-02 on its financial statements.

In April 2015, the FASB issued ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs”, which changes the presentation of debt issuance costs in the financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. The guidance is effective for annual reporting periods beginning after December 15, 2016, with early adoption permitted. The guidance will be applied retrospectively to each period presented. The adoption of this standard update is not expected to have any impact on the Company's financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory, which requires an entity to measure inventory within the scope at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date for the standard is for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2015-11 to have a material impact on its consolidated financial statements.

F-12

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. To simplify the accounting for adjustments made to provisional amounts recognized in a business combination, the amendments eliminate the requirement to retrospectively account for those adjustments. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments in this update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date with earlier application permitted for financial statements that have not been issued. The Company does not expect the adoption of ASU 2015-16 to have a material impact on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

4.       PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	As of December 31,
	2016	2015
Service vehicle, at cost	$159,658	$159,658
Less: accumulated depreciation	(35,497)	(15,539)
	$124,161	$144,119

Depreciation expense for the years ended December 31, 2016 and 2015 were $19,958 and $15,539, as part of cost of revenue, respectively.

5.       AMOUNT DUE TO A RELATED PARTY

As of December 31, 2016 and 2015, amount due to a stockholder and a director of the Company, Mr. Koon Wing CHEUNG, which was unsecured, interest-free and repayable upon demand. Imputed interest from related party loan is not significant.

6.	OBLIGATION UNDER FINANCE LEASE

The Company purchased a service vehicle under a finance lease agreement with the effective interest rate of 2.25% per annum, due through May 29, 2020, with principal and interest payable monthly. The obligation under the finance lease is as follows:

	As of December 31,
	2016	2015

Finance lease	$71,022	$90,202
Less: interest expense	(2,265)	(1,321)

Net present value of finance lease	$68,757	$88,881

Current portion	$20,124	$20,124
Non-current portion	48,633	68,757

Total	$68,757	$88,881

F-13

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

As of December 31, 2016, the maturities of the finance lease for each of the four years are as follows:

Years ending December 31:
2017	$20,124
2018	20,124
2019	20,124
2020	8,385

Total	$68,757

7.       STOCKHOLDER’S EQUITY

Pursuant to its Articles of Association, the issued share capital is HK$10,000, representing the number of 10,000 ordinary shares.

As of December 31, 2016 and 2015, the total number of outstanding and issued ordinary shares was 10,000 and 10,000, respectively.

8.	INCOME TAX

The provision for income taxes consisted of the following:

	Years ended December 31,
	2016	2015

Current tax	$–	$–
Deferred tax	1,964	10,907
Income tax expense	$1,964	$10,907

The Company is incorporated and registered in Hong Kong and is subject to the Hong Kong Profits Tax at a standard income tax rate of 16.5% on the assessable income arising in Hong Kong during its tax year.

	Years ended December 31,
	2016	2015

Income before income taxes	$21,130	$48,273
Statutory income tax rate	16.5%	16.5%
Income tax expense at statutory rate	3,486	7,965
Tax effect of non-deductible items	3,342	2,592
Tax effect of deductible items	(5,256)	(7,800)
Tax losses	392	8,150
Current income tax	$1,964	$10,907

F-14

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The following table sets forth the significant components of the deferred tax assets and liabilities of the Company as of December 31, 2016 and 2015:

	As of December 31,
	2016	2015

Deferred tax liabilities:
Accelerated depreciation	$12,871	$10,907

Deferred tax assets:
Net operating loss carryforwards	5,026	6,598
Less: valuation allowance	(5,026)	(6,598)
Deferred tax assets, net	$–	$–

As of December 31, 2016, the Company incurred $30,461 of cumulative net operating losses which can be carried forward to offset future taxable income at no expiration. The Company has provided for a full valuation allowance against the deferred tax assets of $5,026 at December 31, 2016, on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

9.	PENSION COSTS

The Company is required to make contribution to their employees under a government-mandated defined contribution pension scheme for its eligible full-times employees in Hong Kong. The Company is required to contribute a specified percentage of the participants’ relevant income based on their ages and wages level. During the years ended December 31, 2016 and 2015, $7,028 and $3,963 contributions were made accordingly.

10.	RELATED PARTY TRANSACTIONS

Advances from Stockholder

From time to time, the stockholder and director of the Company advanced funds to the Company for working capital purpose. Those advances are unsecured, non-interest bearing and due on demand. The imputed interest on the loan from a related party was not significant.

Free Office Space from its Stockholder

The Company has been provided office space by its stockholder at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Apart from the transactions and balances detailed elsewhere in these accompanying financial statements, the Company has no other significant or material related party transactions during the years presented.

F-15

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Compensation of key management personnel

The remunerations of the Company’s director during the years was as follows:

	Years ended December 31,
	2016	2015

Koon Wing CHEUNG, Chief Executive Officer and Director	$61,920	$46,440

11.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)       Major customers

For the years ended December 31, 2016 and 2015, the customer who accounts for 10% or more of the Company’s revenues and its outstanding balance as at year-end dates, are presented as follows:

		Year ended December 31, 2016			December 31, 2016
Customer		Revenues	Percentage of revenues		Accounts receivable

Customer C		$172,971	52%		$32,777
Customer D		84,926	25%		-

	Total:	$257,897	77%	Total:	$32,777

		Year ended December 31, 2015			December 31, 2015
Customer		Revenues	Percentage of revenues		Accounts receivable

Customer A		$199,087	65%		$25,294
Customer B		45,487	15%		7,653

	Total:	$244,574	80%	Total:	$32,947

All customers are located in Hong Kong.

(b)       Major vendors

For the year ended December 31, 2016, one vender represented more than 10% of the Company’s operating cost. This vendor accounted for 23% of the Company’s operating cost amounting to $26,862 with $0 of accounts payable.

For the year ended December 31, 2015, one vender represented more than 10% of the Company’s operating cost. This vendor accounted for 25% of the Company’s operating cost amounting to $30,773 with $0 of accounts payable.

All vendors are located in Hong Kong.

F-16

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(c)       Credit risk

Financial instruments that are potentially subject to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d)       Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from borrowings under finance lease. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of December 31, 2016 and 2015, borrowing under finance lease was at fixed rates.

12.	COMMITMENTS AND CONTINGENCIES

(a)          Operating lease commitments

As of December 31, 2016 and 2015, the Company has no material commitments under operating leases.

(b)          Capital commitment

As of December 31, 2016 and 2015, the Company has no material capital commitments in the next twelve months.

13.	SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2016, up through the date the Company issued the audited financial statements. During the period, the Company did not have any material recognizable subsequent events.

F-17

LEE TAT TRANSPORTATION INT’L LIMITED

CONDENSED BALANCE SHEETS

AS OF MARCH 31, 2017 AND DECEMBER 31, 2016

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$31,788	$1,581
Accounts receivable	6,542	46,282

Total current assets	38,330	47,863

Non-current assets:
Property, plant and equipment	119,172	124,161

TOTAL ASSETS	$157,502	$172,024

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued liabilities and other payables	$15,761	$13,700
Amount due to a related party	29,696	41,306
Current portion of obligation under finance lease	20,124	20,124

Total current liabilities	65,581	75,130

Long-term liabilities:
Deferred tax liabilities	13,079	12,870
Obligation under finance lease	43,602	48,633

Total long-term liabilities	56,681	61,503

TOTAL LIABILITIES	122,262	136,633

Commitments and contingencies

STOCKHOLDER’S EQUITY
Issued capital, 10,000 ordinary shares issued and outstanding, as of March 31, 2017 and December 31, 2016, respectively	1,290	1,290
Retained earnings	33,950	34,101

Total stockholder’s equity	35,240	35,391

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$157,502	$172,024

See accompanying notes to condensed financial statements.

F-18

LEE TAT TRANSPORTATION INT’L LIMITED

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

	Three months ended March 31,
	2017	2016

Revenue	$91,718	$94,959

Cost of revenue	(75,587)	(92,206)

Gross profit	16,131	2,753

Operating expenses:
General and administrative expenses	15,650	36,321

Total operating expenses	15,650	36,321

INCOME (LOSS) FROM OPERATION	481	(33,568)

Other income (expense):
Interest expense	(566)	(566)
Interest income	1	1
Sundry income	142	3

Total other expense	(423)	(562)

INCOME (LOSS) BEFORE INCOME TAXES	58	(34,130)

Income tax expense	(209)	(603)

NET LOSS	$(151)	$(34,733)

See accompanying notes to condensed financial statements.

F-19

LEE TAT TRANSPORTATION INT’L LIMITED

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

	Three months ended March 31,
	2017	2016

Cash flow from operating activities:
Net income (loss) before income tax	$58	$(34,130)
Adjustments for:
Depreciation of property, plant and equipment	4,989	4,989

Change in operating assets and liabilities:
Accounts receivable	39,740	(11,575)
Accrued liabilities and other payables	2,061	(2,017)

Net cash generated from (used in) operating activities	46,848	(42,733)

Cash flow from financing activities:
(Repayment to) advance from a related party	(11,610)	53,705
Repayment of finance lease obligations	(5,031)	(5,031)
Net cash (used in) generated from financing activities	(16,641)	48,674

Net change in cash and cash equivalents	30,207	5,941

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,581	4,148

CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,788	$10,089

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$–	$–
Cash paid for interest	$(566)	$(566)

See accompanying notes to condensed financial statements.

F-20

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the balance sheet as of December 31, 2016 which has been derived from the audited financial statements and these unaudited condensed financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended March 31, 2017 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2017 or for any future period.

These unaudited financial statements and notes thereto should be read in conjunction with the audited financial statements for the year ended December 31, 2016.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

Lee Tat Transportation Int’l Limited (the “Company”) is a private limited liability company on August 11, 2014 in Hong Kong. The Company’s operation is mainly focused on the provision of truckload transportation service in Hong Kong, in which the Company utilizes its owned trucks or independent contractor owned trucks for the pickup and delivery of freight from port to the designated destination, upon the customers’ request.

Pursuant to its Articles of Association, the issued share capital is 10,000 ordinary shares at its inception, amounting to HK$10,000.

As of March 31, 2017 and December 31, 2016, the sole stockholder of the Company is Mr. Koon Wing CHEUNG, who owns 10,000 ordinary shares representing 100% equity interest of the Company.

The Company’s fiscal year end is December 31.

NOTE 3 – GOING CONCERN UNCERTAINTIES

These condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As shown in the accompanying financial statements, the Company suffered from a negative working capital of $27,251 as at March 31, 2017.

The continuation of the Company is dependent upon the continuing financial support of its shareholders. Management believes this funding will continue, and is also actively seeking new investors to obtain the additional fund to finance its operating activities. Management believes the existing stockholder or external borrowings will provide the additional cash to meet the Company’s obligations as it become due. However, there is no assurance that the Company will be successful in securing sufficient funds to sustain the operations.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern.

F-21

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed financial statements and notes.

•	Basis of presentation

These accompanying condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

•	Use of estimates and assumptions

In preparing these condensed financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the periods reported. Actual results may differ from these estimates.

•	Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

•	Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from completion of service. Credit is extended based on evaluation of a customer's financial condition, the customer credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. At the end of fiscal year, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of March 31, 2017 and December 31, 2016, there were no allowance for doubtful accounts.

•	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Expected useful lives
Service vehicle	8 years

Expenditures for repairs and maintenance are expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the results of operations.

F-22

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

Depreciation expense for the three months ended March 31, 2017 and 2016 were $4,989 and $4,989, as part of cost of revenue, respectively.

•	Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

Revenue is recognized in full upon completion of delivery to the receiver’s location.

•	Income taxes

The Company adopted the provisions of paragraph 740-10-25-13 of the FASB Accounting Standards Codification. Paragraph 740-10-25-13 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under paragraph 740-10-25-13, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Paragraph 740-10-25-13 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of paragraph 740-10-25-13.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its balance sheets and provides valuation allowances as management deems necessary.

•	Finance leases

Leases that transfer substantially all the rewards and risks of ownership to the lessee, other than legal title, are accounted for as finance leases. Substantially all of the risks or benefits of ownership are deemed to have been transferred if any one of the four criteria is met: (i) transfer of ownership to the lessee at the end of the lease term, (ii) the lease containing a bargain purchase option, (iii) the lease term exceeding 75% of the estimated economic life of the leased asset, (iv) the present value of the minimum lease payments exceeding 90% of the fair value. At the inception of a finance lease, the Company as the lessee records an asset and an obligation at an amount equal to the present value of the minimum lease payments. The leased asset is amortized over the shorter of the lease term or its estimated useful life if title does not transfer to the Company, while the leased asset is depreciated in accordance with the Company’s depreciation policy if the title is to eventually transfer to the Company. The periodic rent payments made during the lease term are allocated between a reduction in the obligation and interest element using the effective interest method in accordance with the provisions of ASC Topic 835-30, “Imputation of Interest”.

•	Uncertain tax positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the three months ended March 31, 2017 and 2016.

F-23

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

•	Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States Dollars ("US$") and the accompanying financial statements have been expressed in US$. Hong Kong Dollars (“HK$”) is functional currency as being the primary currency of the economic environment in which the Company operates.

Convenience translation of amounts from the local currency of the Company into US$ has been made at the pegged exchange rate at 0.129 for the respective years.

•	Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

•	Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-24

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

•	Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, approximate their fair values because of the short maturity of these instruments.

•	Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

F-25

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

NOTE 5 – AMOUNT DUE TO A RELATED PARTY

As of March 31, 2017 amount due to a stockholder and a director of the Company, Mr. Koon Wing CHEUNG, which was unsecured, interest-free and repayable upon demand. Imputed interest from related party loan is not significant.

NOTE 6 – STOCKHOLDER’S EQUITY

Pursuant to its Articles of Association, the issued share capital is HK$10,000, representing the number of 10,000 ordinary shares.

As of March 31, 2017 and December 31, 2016, the total number of outstanding and issued ordinary shares was 10,000 and 10,000, respectively.

NOTE 7 – INCOME TAX

The provision for income taxes consisted of the following:

	Three months ended March 31,
	2017	2016

Current tax	$–	$–
Deferred tax	209	603

Current income tax	$209	$603

The Company is incorporated and registered in Hong Kong and is subject to the Hong Kong Profits Tax at a standard income tax rate of 16.5% on the assessable income arising in Hong Kong during its tax year.

	Three months ended March 31,
	2017	2016

Income/(loss) before income taxes	$58	$(34,130)
Statutory income tax rate	16.5%	16.5%
Income tax expense at statutory rate	10	(5,631)
Tax effect of non-deductible items	823	823
Tax effect of deductible items	(1,032)	(1,426)
Tax losses	408	6,837

Income tax expense	$209	$603

F-26

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

The following table sets forth the significant components of the deferred tax assets and liabilities of the Company as of March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016

Deferred tax liabilities:
Accelerated depreciation	$13,079	$12,870

Deferred tax assets:
Net operating loss carryforwards	5,225	5,026
Less: valuation allowance	(5,225)	(5,026)
Deferred tax assets, net	$–	$–

As of March 31, 2017, the Company incurred $31,668 of cumulative net operating losses which can be carried forward to offset future taxable income at no expiration. The Company has provided for a full valuation allowance against the deferred tax assets of $5,225 at March 31, 2017, on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

NOTE 8 – RELATED PARTY TRANSACTIONS

Advances from Stockholder

From time to time, the stockholder and director of the Company advanced funds to the Company for working capital purpose. Those advances are unsecured, non-interest bearing and due on demand. The imputed interest on the loan from a related party was not significant.

Free Office Space from its Stockholder

The Company has been provided office space by its stockholder at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Apart from the transactions and balances detailed elsewhere in these accompanying financial statements, the Company has no other significant or material related party transactions during the periods presented.

Compensation of key management personnel

The remunerations of the Company’s director during the periods was as follows:

	Three Months Ended
	March 31, 2017	March 31, 2016

Koon Wing CHEUNG, Chief Executive Officer and Director	15,480	15,480

F-27

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

NOTE 9 – CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)       Major customers

For the three months ended March 31, 2017 and 2016, the customer who accounts for 10% or more of the Company’s revenues and its outstanding balance as at period-end dates, are presented as follows:

	Three months ended March 31, 2017			March 31, 2017
Customer	Revenues	Percentage of revenues		Accounts receivable

Customer D	$66,861	73%		$–
Customer B	11,612	13%		–
Total:	$78,473	86%	Total:	$–

	Three months ended March 31, 2016			March 31, 2016
Customer	Revenues	Percentage of revenues		Accounts receivable

Customer A	$52,527	55%		$18,569
Customer B	17,347	18%		8,165
Customer C	14,658	15%		12,685
Total:	$84,532	88%	Total:	$39,419

All customers are located in Hong Kong.

(b)       Major vendors

For the three months ended March 31, 2017, one vender represented more than 10% of the Company’s operating cost. This vendor accounted for 18% of the Company’s operating cost amounting to $9,429 with $0 of accounts payable.

For the three months ended March 31, 2016, one vender represented more than 10% of the Company’s operating cost. This vendor accounted for 17% of the Company’s operating cost amounting to $10,645 with $0 of accounts payable.

All vendors are located in Hong Kong.

(c)       Credit risk

Financial instruments that are potentially subject to credit risk consist principally of trade receivables. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

F-28

LEE TAT TRANSPORTATION INT’L LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

(d)       Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from borrowings under finance lease. The Company manages interest rate risk by varying the issuance and maturity dates variable rate debt, limiting the amount of variable rate debt, and continually monitoring the effects of market changes in interest rates. As of March 31, 2017, borrowing under finance lease was at fixed rates.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

As of March 31, 2017, the Company has no material commitments under operating leases.

(b)	Capital commitment

As of March 31, 2017, the Company has no material capital commitments in the next twelve months.

NOTE 11 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after March 31, 2017, up through the date the Company issued the audited financial statements. During the period, the Company did not have any material recognizable subsequent events.

F-29

COSMOS GROUP HOLDING INC. Unaudited Pro forma Financial Information (Unaudited)

F-30

COSMOS GROUP HOLDING INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2017

(Unaudited)

	Historical	Historical
	COSG	Lee Tat	Pro Forma Adjustments	Pro Forma Condensed Combined

ASSETS
Current assets:
Cash and cash equivalents	$16,036	$31,788		$47,824
Account receivable	–	6,542		6,542

Total current assets	–	38,330		54,366

Non-current assets:
Plant and equipment	–	119,172		119,172
Intangible assets	427	–		427

Total non-current assets	427	119,172		119,599

TOTAL ASSETS	$16,463	157,502		173,965

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$34,851	$15,761		50,612
Amounts due to related parties	163,359	29,696		193,055
Amounts due to unrelated parties	126,500	–		126,500
Income tax payable	–	20,124		20,124

Total current liabilities	324,710	65,581		390,291

Non-current liabilities:
Deferred tax liabilities	–	13,079		13,079
Obligation under finance lease	–	43,602		43,602

Total non-current liabilities	–	56,681		56,681

Total liabilities	324,710	122,262		446,972

Stockholders’ (deficit) equity:
Common stock, par value	210,626	1,290	217,933	429,849
Additional paid-in capital	1,303,351	–	(1,303,351)	–
(Accumulated deficit) retained earnings	(1,822,224)	33,950	1,085,418	(702,856)

Total stockholders’ (deficit) equity	(308,247)	35,240		(273,007)
TOTAL LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY	$16,463	$157,502		$173,965

F-31

COSMOS GROUP HOLDING INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATION

AS OF MARCH 31, 2017

(Unaudited)

	Historical	Historical
	COSG	Lee Tat	Pro forma Adjustment	Pro Forma Condensed Combined

Revenues, net	$–	$91,718		91,718

Cost of revenue	–	(75,587)		(75,587)

Gross profit	–	16,131		16,131

Operating expenses:
General and administrative expenses	(30,564)	(15,650)		(46,214)

Total operating expenses	(30,564)	(15,650)		(46,214)

(Loss) income from operation	(30,564)	481		(30,083)

Other income (expenses)
Interest expense	–	(566)		(566)
Interest income	–	1		1
Other income	–	142		142

Total other expense	–	(423)		(423)

(LOSS) INCOME BEFORE INCOME TAXES	(30,564)	58		(30,506)

Income tax expense		(209)		(209)

NET LOSS	$(30,564)	$(151)		(30,715)

F-32

COSMOS GROUP HOLDING INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(Unaudited)

NOTE 1 – BACKGROUND OF ORGANISATION

On May 12, 2017, Cosmos Group Holding Inc. or the Company or COSG, and Lee Tat Transportation International Limited or LTTL, through COSG’s subsidiary, Cosmos Group International Holding Limited, a BVI corporation, consummated a Share Exchange Agreement (the “Share Exchange Agreement”). In connection with the Share Exchange Transaction, the Company issued 219,222,938 shares of its Common Stock in acquiring 100% in the equity shares of LTTL. Upon completion of the Share Exchange Transaction, the prior shareholders of LTTL then owned approximately 51% of the Common Stock of COSG.

NOTE 2 – BASIS OF PRESENTATION

Because COSG is a shell company, LTTL will comprise the ongoing operations of the combined entity and its senior management will serve as the senior management of the combined entity, LTTL is deemed to be the accounting acquirer for accounting purposes. The transaction will be treated as a recapitalization of COSG. Accordingly, the consolidated assets, liabilities and results of operations of LTTL will become the historical financial statements of LTTL, and COSG’s assets, liabilities and results of operations will be consolidated with LTTL beginning on the acquisition date. These pro forma financial statements are presented as a continuation of LTTL.

The pro forma balance sheet as of March 31, 2017 is based on the historical financial statements of COSG after giving effect to LTTL’s acquisition of COSG as a reverse merger using the acquisition method of accounting and applying the assumptions and adjustments described in the notes to the pro forma financial statements as if such acquisition had occurred as of March 31, 2017 for the balance sheet for pro forma financial statements purposes.

The pro forma financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document and assumptions that management believes are reasonable. The pro forma financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with LTTL’s historical financial statements included elsewhere in this Amendment to the Current Statement on Form 8-K for the years ended December 31, 2016 and 2015, and for the period ended March 31, 2017 as Exhibits filed with SEC herewith.

The pro forma financial statements do not purport to represent what the results of operations or financial position of the combined entity would actually have been if the merger had in fact occurred on March 31, 2017, nor do they purport to project the results of operations or financial position of the combined entity for any future period or as of any date.

These pro forma financial statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger between LTTL and COSG since such amounts, if any, are not presently determinable.

NOTE 3 – PRO FORMA ADJUSTMENTS

The pro forma financial statements have been prepared as if the acquisition was completed on March 31, 2017 for combined balance sheet purpose and reflects the following pro forma adjustment(s):

(a)	To reflect the issuance of 219,222,938 shares of common stock of COSG for the acquisition of 100% of LTTL outstanding capital stock

(b)	To reflect the recapitalization of COSG

F-33

COSMOS GROUP HOLDING INC.

NOTES TO PRO FORMA FINANCIAL INFORMATION

FOR THE THREE MONTHS ENDED MARCH 31, 2017

(Unaudited)

NOTE 4 – PRO FORMA EARNINGS PER SHARE

The pro forma earnings per share, giving effect to the merger transaction has been computed as follows:

Net loss	$(30,715)
Net loss per share – Basic and diluted #	$(0.00)
Weighted average number of shares deemed issued and outstanding	429,848,898

# less than US$0.001

F-34

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Cosmos Group Holdings, Inc.

By:	/s/ Koon Wing CHEUNG
Koon Wing CHEUNG
Title: Chief Executive Officer

May 22, 2017

POWER OF ATTORNEY

We, the undersigned directors and/or executive officers of Cosmos Group Holdings, Inc., hereby severally constitute and appoint Koon Wing CHEUNG, acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Koon Wing CHEUNG	Chief Executive Officer and Director	May 22, 2017
Koon Wing Cheung

/s/ Yongwie HU	Chief Operation Officer and Director	May 22, 2017
Yongwie Hu

/s/ Miky Y.C. WAN	President, Interim Chief Financial Officer and Director	May 22, 2017
Miky Y.C. Wan

/s/ Connie Y.M. KWOK	Secretary and Director	May 22, 2017
Connie Y.M. Kwok

/s/ Zhigang LIAO	Director	May 22, 2017
Zhigang Liao

/s/ Weiming CHEN	Director	May 22, 2017
Weiming Chen

/s/Jenher JENG	Director	May 22, 2017
Jenher Jeng

35